Exhibit 4.13

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

STOCK PURCHASE AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WNS GLOBAL SERVICES PRIVATE LIMITED,

WNS NORTH AMERICA INC.,

WNS HEALTHCARE NORTH AMERICA LLC,

HEALTHHELP HOLDINGS, LLC,

MTS HEALTHHELP INC.,

THE STOCKHOLDERS OF MTS HEALTHHELP INC.,

CHERRILL FARNSWORTH

AND

THE SELLERS’ REPRESENTATIVE

DATED AS OF MARCH 15, 2017

3.19	Related Party Transactions	43
3.20	Bank Accounts	44
3.21	Information Security and Data Privacy	44
3.22	Accounts Receivable	44
3.23	Insurance	45
3.24	Brokerage	45

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE HEALTHHELP CORP SELLERS		45
4.1	Organization	45
4.2	Authorization of Transactions	45
4.3	No Breach	46
4.4	Litigation	46
4.5	Brokerage	46
4.6	Ownership	46

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF HEALTHHELP CORP		47
5.1	Organization	47
5.2	Authorization of Transactions	47
5.3	No Breach	47
5.4	Litigation	48
5.5	Brokerage	48
5.6	Capitalization; Prior Activities	48
5.7	Tax Matters	48

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE STOCK PURCHASER, PARENT AND MERGER SUB		50
6.1	Organization; Ownership of Merger Sub; No Prior Activities	50
6.2	Authorization of Transactions	51
6.3	No Breach	51
6.4	Litigation	51
6.5	Investment Intent; Restricted Securities	52
6.6	Brokerage	52
6.7	Financing	52
6.8	No Other Representations	52

ARTICLE 7 INTENTIONALLY OMITTED		52

ARTICLE 8 ADDITIONAL AGREEMENTS		52
8.1	Further Assurances	52
8.2	Press Releases; Confidentiality	53
8.3	Transaction Expenses	53
8.4	Directors’ and Officers’ Indemnification	53
8.5	Post-Closing Record Retention and Access	54
8.6	Release	55

8.7	HealthHelp Name	55
8.8	Sellers Non-Competition and Non-Solicitation	55
8.9	Other Tax Provisions	57
8.10	Transfer Taxes	62
8.11	R&W Insurance Policy	62

ARTICLE 9 INTENTIONALLY OMITTED		63

ARTICLE 10 INTENTIONALLY OMITTED		63

ARTICLE 11 INDEMNIFICATION		63
11.1	Survival	63
11.2	Indemnification By the Seller Indemnifying Parties or the HealthHelp Corp Sellers	63
11.3	Indemnification By Purchaser	65
11.4	Certain Limitations	65
11.5	Inter-Party Claims	68
11.6	Third Party Claims	69
11.7	Tax Treatment of Indemnification Payments	70
11.8	R&W Insurance Policy	70
11.9	Right of Set-Off	70
11.10	Denial of Claims	70
11.11	Other Indemnification and Insurance	71
11.12	Exclusive Remedy	71

ARTICLE 12 MISCELLANEOUS		72
12.1	Sellers’ Representative; Waiver of Conflicts; Retention of Privilege	72
12.2	Amendment and Waiver	75
12.3	Notices	76
12.4	Assignment	77
12.5	Severability	77
12.6	Construction and Interpretation	78
12.7	Captions	78
12.8	No Third-Party Beneficiaries	78
12.9	Specific Performance	78
12.10	Complete Agreement	78
12.11	Counterparts	78
12.12	Governing Law	78
12.13	Waiver of Jury Trial	79
12.14	Exclusive Jurisdiction and Venue	79
12.15	Disclosure Schedules	80

STOCK PURCHASE AGREEMENT AND PLAN OF MERGER

THIS STOCK PURCHASE AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 15, 2017, by and among WNS Global Services Private Limited (the “Stock Purchaser”), WNS North America Inc., a Delaware corporation (“Parent”, and together with the Stock Purchaser, “Purchaser”), WNS Healthcare North America LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), HealthHelp Holdings, LLC, a Delaware limited liability company (the “Company”), MTS HealthHelp Inc., a Delaware corporation (“HealthHelp Corp”), the stockholders of HealthHelp Corp identified on the signature pages hereto (the “HealthHelp Corp Sellers”), Cherrill Farnsworth (“Farnsworth”), and MTS Health Investors, LLC, solely in its capacity as the representative of the HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp) hereunder (the “Sellers’ Representative”). Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, HealthHelp Corp and the other Unitholders collectively own all of the issued and outstanding limited liability company interests in the Company;

WHEREAS, on the terms and subject to the conditions of this Agreement, the Stock Purchaser desires to purchase from the HealthHelp Corp Sellers, and the HealthHelp Corp Sellers desire to sell to the Stock Purchaser, all of the issued and outstanding capital stock of HealthHelp Corp (the “HealthHelp Corp Stock”);

WHEREAS, the board of managers of the Company (the “Company Board”), on the terms and subject to the conditions set forth herein, has (a) declared the advisability of this Agreement and approved and adopted this Agreement, and (b) recommend approval and adoption of this Agreement by all of the Unitholders entitled to approve and adopt this Agreement;

WHEREAS, the Requisite Unitholders have approved and adopted this Agreement in their capacity as Unitholders pursuant to the written consent delivered to Purchaser simultaneously herewith (the “Written Consent”);

WHEREAS, the board of managers of Merger Sub has (a) declared the advisability of this Agreement and approved and adopted this Agreement, and (b) approved and adopted of this Agreement by Parent, the sole member of Merger Sub;

WHEREAS, Parent has approved and adopted this Agreement in its capacity as the sole member of Merger Sub;

WHEREAS, the Company Board and the board of managers of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving limited liability company (the “Surviving Company”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”), whereby (a) each issued and outstanding Company Unit (other than the HealthHelp Corp Units) shall be converted into the right to receive a portion of the Aggregate Final Consideration allocable to the Company Units upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class of the Company Units as set forth in the Company’s Operating Agreement, dated as of April 29, 2013 (as the same may be amended or modified from time to time, the “Company LLC Agreement”), and (b) each issued and outstanding HealthHelp Corp Unit shall remain outstanding and be retained by HealthHelp Corp; and

WHEREAS, in order to induce Purchaser and Merger Sub to enter into this Agreement, the Unitholders, the HealthHelp Corp Sellers and the Sellers’ Representative have, simultaneously with the execution and delivery of this Agreement, entered into a Support Agreement (the “Support Agreement”) providing for, among other things, the payment by such Persons of certain amounts which may become payable pursuant to Articles 2 and 11 of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

“2017 Actual Revenue Percentage” has the meaning set forth in Section 2.13(k)(i).

“2017 Farnsworth Deferred Payment Amount” has the meaning set forth in Section 2.13(k)(ii).

“2017 General Deferred Payment Amount” has the meaning set forth in Section 2.13(k)(iii).

“2018 Actual Revenue Percentage” has the meaning set forth in Section 2.13(k)(iv).

“2018 Farnsworth Deferred Payment Amount” has the meaning set forth in Section 2.13(k)(v).

“2018 General Deferred Payment Amount” has the meaning set forth in Section 2.13(k)(vi).

“Accounting Principles” shall mean GAAP, as applied in accordance with the accounting methodologies, practices, policies, classifications and procedures set forth on Annex I.

“Action” means any action, claim, litigation, suit, proceeding, investigation, order or government charge (whether in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).

“Actual Aggregate Closing Consideration” has the meaning set forth in Section 2.12(b).

“Actual Cash” has the meaning set forth in Section 2.12(b).

“Actual XXXX Revenue” has the meaning set forth in Section 2.13(k).

“Actual Indebtedness” has the meaning set forth in Section 2.12(b).

“Actual Sellers’ Transaction Expenses” has the meaning set forth in Section 2.12(b).

“Actual Working Capital” has the meaning set forth in Section 2.12(b).

“Additional Payments” means the amounts described in clauses (c) through (g) of the definition of Aggregate Final Consideration, to the extent the same become payable in accordance with this Agreement.

“Affiliate” of any particular Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means, with respect to a Person, an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of such Person is or has been a member.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Closing Consideration” means (a) Gross Purchase Price, plus (b) the Estimated Cash, minus (c) the Estimated Indebtedness, minus (d) the Estimated Sellers’ Transaction Expenses, minus (e) the amount, if any, by which Target Working Capital is greater than Estimated Working Capital, plus (f) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital, minus (g) the Escrow Amount, minus (h) the amount of the Sellers’ Representative Expense Fund, minus (i) the Farnsworth Holdback Amount, minus (j) the General Holdback Amount.

“Aggregate Final Consideration” means (a) the Aggregate Closing Consideration, minus (b) the Excess Shortfall Amount, if any, plus (c) any amounts payable to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers pursuant to Section 2.12(d), plus (d) any amounts payable to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers upon release of the Escrow Amount pursuant to the terms of the Escrow Agreement, plus (e) any amounts payable to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers upon release of the Sellers’ Representative Expense Fund pursuant to the terms of Section 12.1(f), plus (f) any amounts payable pursuant to Section 8.9(d), plus (g) any amounts payable pursuant to Section 2.13.

“Audited Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).

“Business” means the business of providing specialty benefit management services, health utilization management services and care management services to the health care industry (including payors, providers, prescription benefit managers, Governmental Authorities, etc.) as carried on by the HealthHelp Entities as of the date of this Agreement and as of the Closing.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by Law to close.

“Cash” means cash, cash equivalents and liquid instruments that are convertible into cash (including marketable securities), plus deposits in transit to the extent there has been a reduction of receivables on account thereof, but net of checks written but not yet cleared, in each case determined in accordance with GAAP; provided, that for purposes of determining Estimated Cash and Actual Cash, Cash shall be deemed to include, in addition, an amount equal to one half (1/2) of the total premium for the D&O Tail Policies.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.12(a).

“Closing Certificate” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 2.12(a).

“COBRA” has the meaning set forth in Section 3.15(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Preamble.

“Company Information” has the meaning set forth in Section 8.2.

“Company LLC Agreement” has the meaning set forth in the Preamble.

“Company Units” means all of the issued and outstanding Class A Member Units, Class B Member Units, Class D Member Units, Class E Member Units, Class F Member Units and Class G Member Units of the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint venture agreements and all other legally binding agreements, commitments and arrangements, whether written or oral.

“D&O Tail Policies” has the meaning set forth in Section 8.4(b).

“Data Room” means the Merrill Corporation electronic data room made available to Purchaser by the Company in connection with the negotiation of this Agreement.

“Disclosure Schedules” has the meaning set forth in Section 12.15.

“Dispute Notice” has the meaning set forth in Section 2.12(b).

“Distribution Waterfall” means the manner in which the Aggregate Closing Consideration, as well as any post-Closing payments to be made pursuant to this Agreement, is to be allocated among the HealthHelp Corp Sellers in respect of the HealthHelp Corp Stock and the Unitholders (other than HealthHelp Corp) in respect of Company Units. The Distribution Waterfall is set forth on Exhibit A attached hereto.

“DLLCA” has the meaning set forth in the Preamble.

“D&O Indemnified Person” has the meaning set forth in Section 8.4(b).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Pension Plans” has the meaning set forth in Section 3.16(a).

“Employee Welfare Plans” has the meaning set forth in Section 3.16(a).

“Employee Plans” has the meaning set forth in Section 3.16(a).

“Employment Agreement” has the meaning set forth in Section 2.13(e).

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and rules concerning pollution or protection of the environment, as the foregoing are enacted and in effect, on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the HealthHelp Entities would be deemed a “single employer” for purposes of Section 414(b), (c), (m) or (i) of the Code.

“Escrow Agent” means Citibank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by Parent, the Sellers’ Representative and the Escrow Agent.

“Escrow Amount” means cash in the amount of Five Hundred Thousand Dollars ($500,000).

“Escrow Fund” means the Escrow Amount deposited into escrow pursuant to the Escrow Agreement.

“Estimated Cash” means the estimated Cash of the HealthHelp Entities and HealthHelp Corp as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.10.

“Estimated Indebtedness” means the estimated Indebtedness of the HealthHelp Entities and HealthHelp Corp as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.10.

“Estimated Sellers’ Transaction Expenses” means the estimated Sellers’ Transaction Expenses, as set forth in the Closing Certificate delivered to Purchaser pursuant to Section 2.10.

“Estimated Working Capital” means the estimated Working Capital of the HealthHelp Entities as of 11:59 p.m. on the date immediately preceding the Closing Date, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.10.

“Excess Amount” has the meaning set forth in Section 2.12(d).

“Excess Shortfall Amount” has the meaning set forth in Section 2.12(c).

“Farnsworth” has the meaning set forth in the Preamble.

“Farnsworth Holdback Amount” has the meaning set forth in Section 2.13(k)(vii).

“Farnsworth Restricted Period” means the period from the Closing Date to and including the fourth (4th) anniversary of the Closing Date.

“Finally Determined” has the meaning set forth in Section 11.9.

“Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Holdback Amount” has the meaning set forth in Section 2.13(k)(ix).

“General Holdback Sellers” has the meaning set forth in Section 2.13(k)(x).

“Goodwin” has the meaning set forth in Section 12.1(h).

“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state or local.

“Gross Purchase Price” means Ninety-Five Million Dollars ($95,000,000).

“HCCA Agreement” shall mean the Administrative Services Agreement by and between Health Care Corporation of America Health Connections d/b/a HCCA Health Connections (“HCCA Connections”) and the Operating Company, effective as of September 2, 2011, as amended by that certain First Amendment, dated September 2, 2011, pursuant to which HCCA Connections was replaced by Health Care Corporation of America International as a party, as amended by that certain Second Amendment, dated April 4, 2013, as amended by that certain Third Amendment, dated August 19, 2013, as amended by that certain Fourth Amendment, dated July 29, 2014, as amended by that certain Statement of Work, dated June 27, 2016.

“HealthHelp Corp” has the meaning set forth in the Preamble.

“HealthHelp Corp Consideration” has the meaning set forth in Section 2.1.

“HealthHelp Corp Indemnifiable Tax Losses” has the meaning set forth in Section 11.4(k).

“HealthHelp Corp Sellers” has the meaning set forth in the Preamble.

“HealthHelp Corp Stock” has the meaning set forth in the Preamble.

“HealthHelp Corp Stock Acquisition” has the meaning set forth in Section 2.2.

“HealthHelp Corp Tax Refund” has the meaning set forth in Section 8.9(d).

“HealthHelp Corp Units” means all Company Units held by HealthHelp Corp.

“HealthHelp Corp Unpaid Taxes” means an amount (never to be less than $0) equal to the federal, state and local income Tax liability of HealthHelp Corp for the period (or portion thereof) through and including the Closing Date, reduced by any Tax attribute of HealthHelp Corp that is attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date and any estimated Taxes paid on or after January 1, 2017 and on or prior to the Closing Date and any overpayments for the 2016 taxable year applied against such liability for the tax year beginning January 1, 2017.

“HealthHelp Entities” means the Company, together with each of its Subsidiaries.

“HealthHelp Tax Refund” has the meaning set forth in Section 8.9(d).

“HIPAA” has the meaning set forth in Section 3.18(a).

“XXXX” has the meaning set forth in Section 2.13(k)(xi).

“XXXX Conditions” has the meaning set forth in Section 2.13(k)(xii).

“XXXX Contract” has the meaning set forth in Section 2.13(k)(xiii).

“XXXX Revenue Target” has the meaning set forth in Section 2.13(k)(xiv).

“Indebtedness” means at a particular time, without duplication, with respect to a Person, (a) any indebtedness of such Person for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (b) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (c) any indebtedness guaranteed in any manner by such Person, (d) any obligations under capitalized leases or leases required to be capitalized pursuant to GAAP, (e) any letters of credit and bankers’ acceptances if and to the extent drawn, (f) any obligations issued or assumed as the deferred purchase price of property or services, (g) any obligations secured by Liens (other than Permitted Liens) on property or assets owned by such Person, (h) accrued and unpaid pre-Closing Tax obligations for a taxable period (or portion thereof) ending on the Closing Date, limited, in the case of income Taxes of HealthHelp Corp, to the HealthHelp Corp Unpaid Taxes, or (i) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (h) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations.

“Indemnified Party” has the meaning set forth in Section 11.5.

“Indemnifying Party” has the meaning set forth in Section 11.5.

“Insurance Policies” has the meaning set forth in Section 3.23.

“IRS” means the U.S. Internal Revenue Service.

“Item of Dispute” has the meaning set forth in Section 2.12(b).

“Key Employees” means Uday Deshmukh, Amit Gupta, Mark Conroy, Todd Shoe and Todd Silman.

“Knowledge” means (a) in the case of the Company, the actual knowledge of Cherrill Farnsworth, Amit Gupta, Uday Deshmukh, Mark Conroy, Todd Shoe, Todd Silman, David Ripley and David Gibson, in each case after due inquiry, (b) in the case of HealthHelp Corp, the actual knowledge of the directors and officers thereof, in each case after due inquiry, and (c) in the case of the HealthHelp Corp Sellers, the actual knowledge of the directors and officers of the applicable HealthHelp Corp Seller, in each case after due inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a)(i).

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any state, county, city or other political subdivision of any Governmental Authority.

“Lease” has the meaning set forth in Section 3.8(b).

“Leased Real Property” means all of the right, title and interest of the HealthHelp Entities under all written leases, subleases and license agreements, pursuant to which the HealthHelp Entities hold a leasehold or sub-leasehold estate in, or are granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, encroachment, right of way, community property interest, pledge, condition, claim or charge (other than, in the case of a security, any restriction on the transfer of such security arising solely under Law).

“Loss” or “Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, amounts paid in settlement, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, any attorneys’ fees or other costs incurred to pursue claims under any insurance policy, fidelity bond, surety bond or similar Contract; provided, that Losses shall in all cases exclude exemplary or punitive damages claimed, incurred or suffered by any Indemnified Party other than exemplary or punitive damages actually payable to a third party.

“Loss Tax Benefit” has the meaning set forth in Section 11.4(h).

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the Business, assets, liabilities, condition or operating results of HealthHelp Corp or the HealthHelp Entities, taken as a whole, or (b) the ability of the HealthHelp Entities, HealthHelp Corp, HealthHelp Corp Sellers or the Unitholders to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement; provided, that in respect of clause (a) none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event arising from or relating to (i) general business or industry conditions related to the Business or the industry in which the HealthHelp Entities operate, (ii) national or international political or social conditions, including any stoppage or shutdown of any Governmental Authority and/or the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) changes in GAAP following the date of this Agreement, (iv) changes in Law following the date of this Agreement, (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including, without limitation, the taking of any action with the consent of Purchaser or Merger Sub), (vi) changes affecting regulatory, capital market or general economic conditions in the United States or any other country, (vii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes or (viii) the announcement of the execution of this Agreement (including the announcement of the identity of Purchaser) or the transactions contemplated hereunder, except in the case of each of (i), (ii), (iii), (iv), (vi) or (vii), to the extent that any such change, effect, event, occurrence, state of facts or development disproportionately affects the Business relative to other companies in the industry in which the HealthHelp Entities operate.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.10.

“Material Suppliers” has the meaning set forth in Section 3.10.

“Membership Interests” has the meaning set forth in Section 2.7(b).

“Merger” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the Preamble.

“Other Plans” has the meaning set forth in Section 3.16(a).

“Operating Company” means HealthHelp, LLC, a Delaware limited liability company.

“Parent” has the meaning set forth in the Preamble.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment Fund” has the meaning set forth in Section 2.8(b).

“Per-Claim Threshold” has the meaning set forth in Section 11.4(a).

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Liens” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested, (b) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the Business, (c) Liens for Taxes not yet due and payable or for Taxes that the HealthHelp Entities are contesting, (d) purchase money Liens securing rental payments under capital lease arrangements, (e) Liens arising from documents or writings included in the public records, (f) zoning, building codes or other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the Business, (g) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby and (h) any other Liens set forth on the Permitted Liens Schedule.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Policy Limit” has the meaning set forth in Section 11.4(k).

“Post-Closing Tax Period” means any taxable period that ends after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means (i) any taxable period that ends on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pro Forma Returns” has the meaning set forth in Section 8.9(b).

“Proprietary Rights” means, collectively, (a) patents and patent applications, (b) trademarks, service marks, trade names and trade dress, together with all goodwill associated therewith, and internet domain names, (c) copyrights and works of authorship, whether or not copyrightable, (d) trade secrets, know-how and confidential information, (e) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof, (f) all other intellectual or industrial property and proprietary rights and (g) registrations and applications for any of the foregoing.

“Pro Rata Share” has the meaning set forth in the Support Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 11.2.

“Purchaser Prepared Returns” has the meaning set forth in Section 11.2.

“Purchase Price Allocation” has the meaning set forth in Section 2.14.

“Reduced Cap” has the meaning set forth in Section 11.4(c).

“Reduced Threshold” has the meaning set forth in Section 11.4(b).

“Registered Proprietary Rights” has the meaning set forth in Section 3.11(a).

“Related Party” means (a) HealthHelp Corp Sellers, (b) any member, manager, officer or other member of the executive management team of the Company, (c) any Affiliate of any Person referenced in the foregoing clauses (a)-(b), (d) any trustee or beneficiary of any trust established by any Person referenced in the foregoing clauses (a)-(c) or of which any Person referenced in the foregoing clauses (a)-(c) is a beneficiary or (e) the spouse, parent, child or sibling of any Person referenced in the foregoing clauses (a)-(d).

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Unitholders” means the Unitholders holding a majority of the outstanding Class A Member Units, Class D Member Units and Class E Member Units of the Company (treating all such units as a single class of units) as of the date hereof.

“Releasee” has the meaning set forth in Section 8.6.

“Restricted Business” means (a) any business activity that is directly competitive with HealthHelp’s Utilization Management Business or its Facility Quality Assessment Business, specifically eviCore, AIM, NIA or any new entity that is substantially similar to HealthHelp’s Utilization Management Business or that of eviCore, AIM, or NIA and (b) any other business activity which is developed by Purchaser in consultation with Farnsworth.

“Restricted Period” means the period from the Closing Date to and including the third (3rd) anniversary of the Closing Date.

“R&W Insurance Policy” means the buy-side representation and warranty insurance policy issued by Berkshire Hathaway Specialty Insurance with respect to the representations and warranties of the HealthHelp Entities, HealthHelp Corp and the HealthHelp Corp Sellers under this Agreement purchased by Purchaser in connection with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller Fundamental Representations” has the meaning set forth in Section 11.1.

“Seller Indemnifying Parties” means the HealthHelp Corp Sellers, Farnsworth and any Unitholder (other than HealthHelp Corp) that executes and delivers the Support Agreement.

“Seller Indemnifiable Tax Losses” has the meaning set forth in Section 11.4(k).

“Seller Indemnitees” has the meaning set forth in Section 11.3.

“Seller Prepared Returns” has the meaning set forth in Section 8.9(b).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Expense Fund” has the meaning set forth in Section 12.1(f).

“Sellers’ Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the HealthHelp Entities, HealthHelp Corp, or the Unitholders relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, that have not been paid as of the Closing, including (a) all financial advisory, legal and accounting fees, costs and expenses, (b) any fees or expenses associated with obtaining the release and termination of any Liens, (c) all brokers’ or finders’ fees, (d) all sale, change of control, “stay around”, retention or similar, bonuses, compensation or payments to current or former managers, directors, employees and other service providers of the HealthHelp Entities paid or payable as a result of or in connection with the transactions contemplated hereby, including the employer portion of any employment payroll Taxes in respect of any of the foregoing to the extent that the payment giving rise to such employment Taxes accrues on or before the Closing Date and (e) the total premium for the D&O Tail Policies.

“Shortfall Amount” has the meaning set forth in Section 2.12(c).

“Stock Purchaser” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period beginning on or before the Closing Date but ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in the Preamble.

“Surviving Company Operating Agreement” has the meaning set forth in Section 2.5.

“Target Working Capital” means an amount equal to Three Million Six Hundred Eighty-One Thousand Three Hundred Ninety Four Dollars ($3,681,394).

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, customs, duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, governmental fee, governmental assessment or governmental charge that is in the nature of a tax, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, whether or not disputed, and including any interest, penalties or additions thereto or additional amounts in respect of the foregoing.

“Tax Contest” has the meaning set forth in Section 8.9(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws relating to any Tax.

“Threshold” has the meaning set forth in Section 11.4(b).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Support Agreement, the Letter of Transmittal and the other certificates, agreements and documents delivered by the Parties at or in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.10.

“Unitholders” means the holders of Company Units.

“Valuation Firm” has the meaning set forth in Section 2.12(b).

“Working Capital” means the excess of (a) the current assets of the HealthHelp Entities, over (b) the current liabilities of the HealthHelp Entities, in the case of each of clauses (a) and (b), determined on a consolidated basis in accordance with the Accounting Principles; provided, that for purposes hereof, the current assets of the HealthHelp Entities shall not include any (i) Cash of the HealthHelp Entities, (ii) Tax assets or (iii) prepaid expenses relating to capital expenditures, and the current liabilities of the HealthHelp Entities shall not include any (A) Transfer Taxes, (B) Indebtedness of the HealthHelp Entities, (C) Sellers’ Transaction Expenses, (D) current or deferred Tax liabilities, (E) accounts payable relating to capital expenditures or (F) fees or expenses to the extent relating to financing arranged by or on behalf of, or otherwise incurred by or at the direction of, Purchaser or any of its Affiliates in connection with the transactions contemplated hereby or otherwise. For illustrative purposes only, set forth on the Working Capital Schedule attached hereto is an example calculation of the Working Capital.

“Written Consent” has the meaning set forth in the Preamble.

ARTICLE 2

PURCHASE AND SALE OF THE HEALTHHELP CORP STOCK; MERGER

2.1 Purchase and Sale of HealthHelp Corp Stock. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing and immediately prior to the Effective Time, each HealthHelp Corp Seller shall sell to the Stock Purchaser, and the Stock Purchaser shall purchase from such HealthHelp Corp Seller, such HealthHelp Corp Seller’s HealthHelp Corp Stock, free and clear of all Liens (other than any transfer restrictions under the Securities Act or state securities laws or Liens created by or resulting from actions of the Stock Purchaser). The aggregate purchase price for the HealthHelp Corp Stock payable by the Stock Purchaser at the Closing (the “HealthHelp Corp Consideration”) shall be the portion of the Aggregate Closing Consideration allocable to the HealthHelp Corp Stock in accordance with the Distribution Waterfall. At the Closing, each HealthHelp Corp Seller shall be paid such HealthHelp Corp Seller’s percentage of the HealthHelp Corp Consideration in respect of the HealthHelp Corp Stock held by such HealthHelp Corp Seller based upon the percentage set forth next to such HealthHelp Corp Seller’s name on Schedule 2.1.

2.2 Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall merge with and into the Company, the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the Surviving Company (the “Merger”). The purchase transactions contemplated by Section 2.1 (the “HealthHelp Corp Stock Acquisition”), which shall occur immediately prior to the consummation of the Merger contemplated by this Section 2.2, shall constitute a separate transaction hereunder. At the Closing, the Parties shall be deemed to consummate the HealthHelp Corp Stock Acquisition immediately prior to the consummation of the Merger, but neither the HealthHelp Corp Stock Acquisition nor the Merger shall be consummated unless both transactions are consummated.

2.3 The Closing and the Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company, 16945 Northchase Drive, Suite 1300, Houston, Texas, commencing at 8:00 a.m. local time on the date hereof. The date of the Closing is referred to herein as the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware as required by, and executed in accordance with, the applicable provisions of the DLLCA (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time by virtue of the Merger and without any action on the part of Merger Sub or the Company, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.5 Organizational Documents of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the limited liability company agreement of Merger Sub shall be the limited liability company agreement of the Surviving Company (the “Surviving Company Operating Agreement”), and (b) the certificate of formation of the Company shall be the certificate of formation of the Surviving Company, each as in effect immediately prior to the Effective Time.

2.6 Manager(s) of the Surviving Company. The manager(s) of Merger Sub immediately prior to the Effective Time shall be the manager(s) of the Surviving Company immediately after the Effective Time, each to hold such office in accordance with the provisions of the Surviving Company Operating Agreement.

2.7 Effect of the Merger on the Company Units and the Limited Liability Company Interests of Merger Sub.

(a) Effect on the Company Units (other than HealthHelp Corp Units). At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Unitholders, each Company Unit issued and outstanding immediately prior to the Effective Time (other than the HealthHelp Corp Units), on the terms and conditions set forth in this Agreement, shall be converted automatically into the right to receive a portion of the Aggregate Final Consideration as follows: (i) at the Effective Time, the portion of the Aggregate Closing Consideration allocable to such Company Unit (which, for the avoidance of doubt, will vary depending on the class of such Company Unit) in accordance with the Distribution Waterfall, and (ii) following the Effective Time, the portion of the Additional Payments, if any, which become payable in respect of such Company Unit in accordance with this Agreement. For the avoidance of doubt, in no event shall HealthHelp Corp be entitled to receive any portion of the Aggregate Final Consideration payable pursuant to this Section 2.7(a). All classes of Company Units (other than the HealthHelp Corp Units), when converted pursuant to this Section 2.7(a), shall no longer be outstanding, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the portion of the Aggregate Final Consideration provided for in this Section 2.7(a).

(b) Limited Liability Company Interests of Merger Sub and HealthHelp Corp Units. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, HealthHelp Corp, the Company or Parent, the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time and all HealthHelp Corp Units shall automatically be cancelled, extinguished and converted into the limited liability company membership interests in the Surviving Company (the “Membership Interests”) as follows: 36% of the Membership Interests will be owned by the Parent and 64% of the Membership Interests will be owned by HealthHelp Corp. Each certificate evidencing ownership of limited liability company interests in Merger Sub, if any, and each certificate representing HealthHelp Corp Units, if any, shall automatically be deemed to evidence ownership of such interests of the Surviving Company.

2.8 Mechanism of Payment.

(a) Prior to the date hereof, the Company delivered to each Unitholder (other than HealthHelp Corp) a Letter of Transmittal. To the extent that any Unitholder (other than HealthHelp Corp) shall have, prior to the Closing Date, delivered to the Company such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the Sellers’ Representative shall pay to such Unitholder at the Closing, out of the funds provided to the Sellers’ Representative by Parent pursuant to Section 2.11(a), the portion of the Aggregate Closing Consideration payable to such Unitholder in accordance with Section 2.7(a), which amounts shall be paid by wire transfer of immediately available funds to the account designated by such Unitholder in such Unitholder’s Letter of Transmittal.

(b) An amount equal to (i) the Aggregate Closing Consideration less (ii) the aggregate amount payable to the Unitholders at the Closing pursuant to Section 2.8(a) less (iii) the HealthHelp Corp Consideration is referred to herein as the “Payment Fund.” The Payment Fund shall be held by the Sellers’ Representative in a segregated bank account and used solely and exclusively for purposes of paying the consideration specified in Section 2.8(c). The Sellers’ Representative shall make the payments provided for in Section 2.8(c) out of the Payment Fund.

(c) Following the Closing, upon delivery by a Unitholder (other than HealthHelp Corp) that did not receive a portion of the Aggregate Closing Consideration at the Closing pursuant to Section 2.8(a) to the Sellers’ Representative of a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the Sellers’ Representative shall pay to such Unitholder from the Payment Fund, within five (5) Business Days after such delivery, cash in an amount equal to the portion of the Aggregate Closing Consideration payable to such Unitholder in accordance with Section 2.7(a), which amounts shall be paid by the Sellers’ Representative by wire transfer of immediately available funds to the account designated by such Unitholder in such Unitholder’s Letter of Transmittal. No interest or dividends will be paid or accrued on the consideration payable to any Unitholder hereunder. Until surrendered in accordance with the provisions of this Section 2.8(c), the Company Units shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Aggregate Closing Consideration payable in respect thereof pursuant to Section 2.7(a), without any interest or dividends thereon.

(d) No Party shall be liable to a Unitholder or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any amounts payable with respect to any Company Unit pursuant to this Agreement have not been claimed by the sixth (6th) anniversary of the Closing Date (or immediately prior to such earlier date on which any Aggregate Final Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Units would otherwise escheat to or become the property of any Governmental Authority), any such shares, cash, dividends or distributions in respect of such Company Unit shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Notwithstanding anything herein to the contrary, the Sellers’ Representative shall be entitled to direct that any portion of the Sellers’ Transaction Expenses, Aggregate Closing Consideration and/or Additional Payments which are payable to current or former employees or independent contractors of any of the HealthHelp Entities be paid to such Persons through the Company’s payroll system (and not directly by the Sellers’ Representative), subject to withholding as required by applicable Law. Following the Closing, Purchaser shall cause the Surviving Company to take such actions as are reasonably necessary to give effect to the foregoing.

2.9 No Further Ownership Rights in the Company Units. The portion of the Aggregate Final Consideration paid in respect of the Company Units (or, in the case of the HealthHelp Corp Units, the limited liability company interests of Surviving Company issued in respect thereof) in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Units, and, upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Units which were outstanding immediately prior to the Effective Time.

2.10 Closing Certificate. At least two (2) Business Days prior to the Closing, the Company delivered to Purchaser a certificate (the “Closing Certificate”) setting forth the Company’s good faith estimate of (to the extent practicable as of such date):

(a) the Estimated Cash;

(b) the Estimated Working Capital;

(c) the Estimated Indebtedness;

(d) the Estimated Sellers’ Transaction Expenses;

(e) the Aggregate Closing Consideration; and

(f) a copy of the Distribution Waterfall showing the portion of the Aggregate Closing Consideration payable to each Unitholder and HealthHelp Corp Seller in accordance therewith.

All payments to be made by Purchaser pursuant to Section 2.11 shall be made in accordance with the amounts for such items set forth in the Closing Certificate, as applicable.

2.11 Payments and Deliveries at the Closing. At the Closing, the Parties shall pay or deliver, or cause to be paid or delivered, each of the following:

(a) Stock Purchaser shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative, cash in an amount equal to the HealthHelp Corp Consideration, for further distribution to each HealthHelp Corp Seller in accordance with the Distribution Waterfall;

(b) Parent shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative, cash in an amount equal to (i) the Aggregate Closing Consideration less (ii) the HealthHelp Corp Consideration, for further distribution to the Unitholders (other than HealthHelp Corp) in accordance with the Distribution Waterfall and Section 2.8;

(c) Parent shall pay to the Escrow Agent, by wire transfer of immediately available funds to a bank account designated in writing by the Escrow Agent, cash in an amount equal to the Escrow Amount;

(d) Parent shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative, cash in an amount equal to the Sellers’ Representative Expense Fund;

(e) Purchaser shall repay, or cause to be repaid, out of the Gross Purchase Price, on behalf of the HealthHelp Entities, all Indebtedness which constitutes indebtedness for borrowed money of the HealthHelp Entities and HealthHelp Corp, in each case as of the Closing Date in accordance with the payoff letters delivered by the HealthHelp Entities to the Purchaser prior to the Closing;

(f) Parent shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative prior to the Closing, subject to Section 2.8(e), the aggregate amount of the Estimated Sellers’ Transaction Expenses, for further distribution by the Sellers’ Representative to the applicable payees entitled to a portion of the Estimated Seller’ Transaction Expenses;

(g) HealthHelp Corp and the Company, as applicable, shall each deliver a certification pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder stating that (i) interests in HealthHelp Corp are not U.S. real property interests and (ii) the transfer of interests in the Company are not subject to withholding under Section 1445 of the Code;

(h) each HealthHelp Corp Seller shall deliver to Purchaser stock certificates representing all of the HealthHelp Corp Stock held by such HealthHelp Corp Seller, endorsed in blank or accompanied by duly executed assignment documents, or affidavit(s) of loss in lieu thereof;

(i) the Company shall deliver written resignations, effective as of the Closing Date, of all of the officers and members of the Company Board;

(j) HealthHelp Corp shall deliver written resignations, effective as of the Closing Date, of the board of directors and all of the officers of HealthHelp Corp;

(k) the Company shall deliver certificates issued by the Secretary of State of the state of Delaware certifying that each of HealthHelp Corp, the Company and the Operating Company has legal existence and is in good standing as of a date that is no earlier than five (5) Business Days prior to the Closing;

(l) Purchaser shall deliver to the Sellers’ Representative certified copies of the resolutions duly adopted by (A) the board of managers (or equivalent governing bodies) of each of the Stock Purchaser, Parent and Merger Sub and (B) Parent in its capacity as the sole member of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of all transactions contemplated hereby;

(m) the Parties shall deliver the Escrow Agreement duly executed by Parent, the Sellers’ Representative and the Escrow Agent;

(n) the employment agreement duly executed and delivered by Farnsworth and the Operating Company;

(o) the employment agreements duly executed and delivered by each Key Employee and the Operating Company;

(p) the Company shall deliver the Written Consent;

(q) the Operating Company shall deliver a certificate executed by an officer of the Operating Company as of the Closing Date certifying as to: (A) the certificate of formation of the Operating Company, as in effect at the time of the Closing; and (B) the Operating Agreement of the Operating Company, as in effect at the time of the Closing;

(r) the Company shall deliver a certificate executed by an officer of the Company as of the Closing Date certifying as to: (i) the certificate of formation of the Company, as in effect immediately prior to the Closing; (ii) the Operating Agreement of the Company, as in effect immediately prior to the Closing and (iii) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby;

(s) HealthHelp Corp shall deliver a certificate executed by an officer of HealthHelp Corp as of the Closing Date certifying as to: (i) the certificate of incorporation of HealthHelp Corp, as in effect at the time of the Closing; and (ii) the Bylaws of HealthHelp Corp in effect at the time of the Closing and (iii) the resolutions duly adopted by the board of directors of HealthHelp Corp authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby;

(t) the Sellers’ Representative shall deliver a validly completed and executed Internal Revenue Service Form W-8 BEN or Form W-9, as applicable, from each HealthHelp Corp Seller establishing such HealthHelp Corp Seller’s exemption from withholding Tax;

(u) the Company shall deliver a written consent to assignment from XXXX, as required pursuant to the XXXX Contract, in connection with the transactions contemplated hereby, in the form attached hereto as Exhibit B; and

(v) the Operating Company shall deliver an amendment to the HCCA Agreement, in the form attached hereto as Exhibit C.

2.12 Determination of Post-Closing Adjustment.

(a) Promptly, but in any event within ninety (90) days after the Closing Date, Purchaser and its auditors shall prepare and deliver to the Sellers’ Representative a statement, duly certified by the Stock Purchaser and Parent as accurately setting forth Purchaser’s good faith determination of (i) the Cash of the HealthHelp Entities and HealthHelp Corp as of immediately prior to the Closing, (ii) the Sellers’ Transaction Expenses, (iii) the Indebtedness of the HealthHelp Entities and HealthHelp Corp as of immediately prior to the Closing, and (iv) the Working Capital of the HealthHelp Entities as of 11:59 p.m. on the date immediately preceding the Closing Date, in each case as determined on a consolidated basis in accordance with GAAP, applied on a basis consistent with the Accounting Principles, together with (x) the consolidated balance sheet of the HealthHelp Entities as of the Closing and the balance sheet of HealthHelp Corp as of the Closing (the “Closing Balance Sheet”) from which such determinations were derived, and (y) such other information on which the calculations reflected thereon are based, in such detail as shall be reasonably acceptable to the Sellers’ Representative (such statement, together with such accompanying balance sheet and other information, the “Closing Statement”).

(b) If the Sellers’ Representative disagrees with Purchaser’s determination of the Cash, Indebtedness, Working Capital and/or the Sellers’ Transaction Expenses, in each case as reflected on the Closing Statement, the Sellers’ Representative may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Purchaser setting forth the Sellers’ Representative’s calculation of each disputed amount (each an “Item of Dispute”). The Sellers’ Representative shall have reasonable access to (i) all books and records and work papers (including those of Purchaser’s, HealthHelp Corp’s and the HealthHelp Entities’ accountants and auditors), but only to the extent such information specifically relates to the Closing Statement, (ii) such historical financial information (to the extent in Purchaser’s possession) and all other items relating to the Closing Statement as is reasonably requested by the Sellers’ Representative and (iii) employees and accountants of Purchaser, HealthHelp Corp and the HealthHelp Entities to the extent access of such individuals is reasonably necessary to assist the Sellers’ Representative in its review of such work papers and the Closing Statement; provided, that in each case, such access shall be in a manner that does not interfere with the normal business operations of Purchaser, HealthHelp Corp or the HealthHelp Entities. If Purchaser does not receive a Dispute Notice within thirty (30) days after receipt by the Sellers’ Representative of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties. If Purchaser receives a Dispute Notice from the Sellers’ Representative within thirty (30) days after receipt by the Sellers’ Representative of the Closing Statement, Purchaser and the Sellers’ Representative shall use reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the thirtieth (30th) day after delivery by the Sellers’ Representative of the Dispute Notice, Purchaser and the Sellers’ Representative shall jointly retain PricewaterhouseCoopers LLP or such other independent valuation firm of recognized international standing that is reasonably acceptable to Purchaser and the Seller’ Representative (the “Valuation Firm”) to resolve such remaining disagreement, it being understood that any item not included as an Item of Dispute in the Dispute Notice shall be conclusive and binding upon each of the Parties as set forth in the Closing Statement. If Purchaser and Sellers’ Representative are unable to agree on the choice of the Valuation Firm, then the Valuation Firm will be selected jointly by a public accounting firm of recognized national standing designated by the Sellers’ Representative and a public accounting firm of a recognized national standing designated by Purchaser. Purchaser and the Sellers’ Representative shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Purchaser and the Sellers’ Representative shall, and Purchaser shall cause HealthHelp Corp and the HealthHelp Entities and each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including by the provision by Purchaser, HealthHelp Corp and the HealthHelp Entities of all books and records and work papers (including those of their accountants and auditors), but only to the extent such information specifically relates to the Closing Statement, and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information). The Valuation Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice that remain unresolved by Purchaser and the Sellers’ Representative. In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable. The Valuation Firm’s determination(s) shall be made in accordance with GAAP, applied in a manner consistent with the Accounting Principles, and shall be based upon the definitions of Cash, Sellers’ Transaction Expenses, Indebtedness and Working Capital (as applicable) included herein, and shall not be an independent review. The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.12 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Valuation Firm shall allocate its fees, costs and expenses between Purchaser on the one hand, and the Sellers’ Representative on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. The Cash of the HealthHelp Entities and HealthHelp Corp, Sellers’ Transaction Expenses, Indebtedness of the HealthHelp Entities and HealthHelp Corp and the Working Capital of the HealthHelp Entities, in each case as finally determined pursuant to this Section 2.12, are referred to herein as the “Actual Cash,” “Actual Sellers’ Transaction Expenses,” the “Actual Indebtedness” and the “Actual Working Capital”, respectively. The Aggregate Closing Consideration as calculated using Actual Cash (instead of Estimated Cash), Actual Sellers’ Transaction Expenses (instead of Estimated Sellers’ Transaction Expenses), Actual Indebtedness (instead of Estimated Indebtedness) and Actual Working Capital (instead of Estimated Working Capital) are referred to herein as the “Actual Aggregate Closing Consideration”.

(c) Payment to Purchaser. If the Actual Aggregate Closing Consideration as finally determined is less than the Aggregate Closing Consideration (such shortfall, the “Shortfall Amount”), the Sellers’ Representative and Purchaser shall jointly instruct the Escrow Agent to pay, within five (5) Business Days after such determination, (i) in the event that the Shortfall Amount is equal to or less than the amount of funds in the Escrow Fund (A) to Purchaser, by wire transfer of immediately available funds from the Escrow Fund to a bank account designated in writing by Purchaser, the Shortfall Amount, and (B) to the Sellers’ Representative (for distribution to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers in accordance with the Distribution Waterfall), the then-remaining balance of the Escrow Fund, if any, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representative; provided, that in the event that the Shortfall Amount exceeds the funds in the Escrow Fund (the amount of such excess, if any, the “Excess Shortfall Amount”), then the Seller Indemnifying Parties, severally in accordance with their Pro Rata Shares, shall pay or cause to be paid to Purchaser the Excess Shortfall Amount.

(d) Payment to the Sellers’ Representative. If the Actual Aggregate Closing Consideration as finally determined is more than the Aggregate Closing Consideration (such excess, the “Excess Amount”), Purchaser shall (i) pay, within five (5) Business Days after such determination, to the Sellers’ Representative (for distribution to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers in accordance with the Distribution Waterfall), by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representative, cash in an amount equal to the Excess Amount and (ii) jointly with the Sellers’ Representative, instruct the Escrow Agent to pay, within five (5) Business Days after such determination to the Sellers’ Representative (for distribution to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers in accordance with the Distribution Waterfall), the amount in the Escrow Fund in its entirety by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representative.

2.13 Deferred Payments. In addition to the payments provided for elsewhere in this Agreement, the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers shall have a contingent right to the following payments, in accordance with and subject to the terms and conditions of this Section 2.13.

(a) 2017 General Deferred Payment. No later than March 31, 2018, Purchaser shall pay, or cause to be paid, to the Sellers’ Representative, for further distribution to the General Holdback Sellers in accordance with the Distribution Waterfall, an amount in cash equal to the 2017 General Deferred Payment Amount; provided, that the 2017 General Deferred Payment Amount shall only become payable hereunder if the XXXX Condition shall have been satisfied for the Company’s 2017 fiscal year.

(b) 2018 General Deferred Payment. No later than March 31, 2019, Purchaser shall pay, or cause to be paid, to the Sellers’ Representative, for further distribution to the General Holdback Sellers in accordance with the Distribution Waterfall, an amount in cash equal to the 2018 General Deferred Payment Amount; provided, that the 2018 General Deferred Payment Amount shall only become payable hereunder if the XXXX Condition shall have been satisfied for the Company’s 2018 fiscal year.

(c) 2017 Farnsworth Deferred Payment. No later than March 31, 2018, Purchaser shall pay, or cause to be paid, to an account designated in writing by Farnsworth, an amount in cash equal to the 2017 Farnsworth Deferred Payment Amount; provided, that the 2017 Farnsworth Deferred Payment Amount shall only become payable hereunder if the XXXX Condition shall have been satisfied for the Company’s 2017 fiscal year.

(d) 2018 Farnsworth Deferred Payment. No later than March 31, 2019, Purchaser shall pay, or cause to be paid, to an account designated in writing by Farnsworth, an amount in cash equal to the 2018 Farnsworth Deferred Payment Amount; provided, that the 2018 Farnsworth Deferred Payment Amount shall only become payable hereunder if the XXXX Condition shall have been satisfied for the Company’s 2018 fiscal year.

(e) 2017 Farnsworth Supplemental Deferred Payment. No later than thirty (30) days following the first (1st) anniversary of the Closing Date, Purchaser shall pay, or cause to be paid, to an account designated in writing by Farnsworth, an amount in cash equal to XXXX of the Farnsworth Holdback Amount; provided, that such amount shall only become payable hereunder if Farnsworth’s employment with the Operating Company (and/or its Affiliates) shall not have been terminated (y) for “Cause” (as defined in the Employment Agreement, dated on or about the date hereof, between the Operating Company and Farnsworth (the “Employment Agreement”)) or (z) by Farnsworth without “Good Reason” (as defined in the Employment Agreement), in either case prior to the first (1st) anniversary of the Closing Date.

(f) 2018 Farnsworth Supplemental Deferred Payment. No later than thirty (30) days following the second (2nd) anniversary of the Closing Date, Purchaser shall pay, or cause to be paid, to an account designated in writing by Farnsworth, an amount in cash equal to XXXX of the Farnsworth Holdback Amount; provided, that such amount shall only become payable hereunder if Farnsworth’s employment with the Operating Company (and/or its Affiliates) shall not have been terminated (y) for “Cause” (as defined in the Employment Agreement) or (z) by Farnsworth without “Good Reason” (as defined in the Employment Agreement), in either case prior to the second (2nd) anniversary of the Closing Date.

(g) Calculation; Dispute Resolution. On the applicable date of determination with respect to the payments provided for in Section 2.13(a) through (d), Purchaser shall deliver to the Sellers’ Representative a statement setting forth (i) Purchaser’s determination of whether a payment is due and payable under the applicable provision of this Section 2.13, and (ii) the calculations and/or evidence supporting such determination in such detail as shall be reasonably acceptable to the Sellers’ Representative. If the Sellers’ Representative disagrees with such statement, it may, within thirty (30) days after receipt of such statement, deliver a written notice to Purchaser setting forth its calculations relating to the disputed items. Within thirty (30) days’ after receipt of such written notice, Purchaser and the Sellers’ Representative shall use reasonable efforts to resolve each such disputed item. If any disputed item remains unresolved as of the thirtieth (30th) day after receipt by Purchaser of such written notice, Purchaser and the Sellers’ Representative shall jointly retain the Valuation Firm (which decision of the Valuation Firm shall be final and binding on all the Parties) to resolve such remaining disagreements. The other provisions of Section 2.12(b) shall apply to this Section 2.13(g) mutatis mutandis.

(h) The payments pursuant to Section 2.13 shall be made to Farnsworth and/or the Sellers’ Representative, as applicable, in cash by wire transfer of immediately available funds to an account designated by the applicable payee within three (3) Business Days of the final determination of the payment amount (if any) pursuant to this Section 2.13.

(i) Purchaser shall have the right to operate the business and activities of Purchaser and the HealthHelp Entities following the Closing in any way that Purchaser deems appropriate in its sole discretion. The Parties acknowledge and agree that this Section 2.13 shall not create any duty of Purchaser or the HealthHelp Entities to Farnsworth or the General Holdback Sellers, including any fiduciary duty or any other express or implied duty, other than a duty of good faith and fair dealing.

(j) The Parties do not intend the right of Farnsworth or the General Holdback Sellers to receive the payments provided for in this Section 2.13 to be a security. Accordingly, the right of Farnsworth or the General Holdback Sellers to receive the payments provided for in this Section 2.13 (A) shall not be represented by a certificate, (B) does not represent an ownership interest in the Stock Purchaser, Parent or the HealthHelp Entities, and (C) does not entitle Farnsworth or the General Holdback Sellers to any rights common to equity holders of Purchaser or the HealthHelp Entities.

(k) Definitions.

(i) “2017 Actual Revenue Percentage” means a fraction, expressed as a percentage, the numerator of which is the Actual XXXX Revenue for the Company’s 2017 fiscal year, and the denominator of which is the XXXX Revenue Target.

(ii) “2017 Farnsworth Deferred Payment Amount” means an amount in cash equal to the product obtained by multiplying (i) XXXX of the Farnsworth Holdback Amount by (ii) a fraction, the numerator of which is the 2017 Actual Revenue Percentage XXXX and the denominator of which is XXXX (it being understood that in no event shall the 2017 Farnsworth Deferred Payment Amount be less than zero nor more than XXXX of the Farnsworth Holdback Amount).

(iii) “2017 General Deferred Payment Amount” means an amount in cash equal to the product obtained by multiplying (i) XXXX of the General Holdback Amount by (ii) a fraction, the numerator of which is the 2017 Actual Revenue Percentage XXXX and the denominator of which is XXXX (it being understood that in no event shall the 2017 General Deferred Payment Amount be less than zero nor more than XXXX of the General Holdback Amount).

(iv) “2018 Actual Revenue Percentage” means a fraction, expressed as a percentage, the numerator of which is the Actual XXXX Revenue for the Company’s 2018 fiscal year, and the denominator of which is the XXXX Revenue Target.

(v) “2018 Farnsworth Deferred Payment Amount” means an amount in cash equal to the product obtained by multiplying (i) XXXX of the Farnsworth Holdback Amount by (ii) a fraction, the numerator of which is the 2018 Actual Revenue Percentage XXXX and the denominator of which is XXXX (it being understood that in no event shall the 2018 Farnsworth Deferred Payment Amount be less than zero nor more than XXXX of the Farnsworth Holdback Amount).

(vi) “2018 General Deferred Payment Amount” means an amount in cash equal to the product obtained by multiplying (i) XXXX of the General Holdback Amount by (ii) a fraction, the numerator of which is the 2018 Actual Revenue Percentage XXXX and the denominator of which is XXXX (it being understood that in no event shall the 2018 General Deferred Payment Amount be less than zero nor more than XXXX of the General Holdback Amount).

(vii) “Actual XXXX Revenue” means, with respect to any fiscal year of the Company, the actual revenue associated with XXXX in such fiscal year, in each case determined in accordance with GAAP.

(viii) “Farnsworth Holdback Amount” means XXXX

(ix) “General Holdback Amount” means XXXX.

(x) “General Holdback Sellers” means, collectively, (i) the Unitholders (other than Farnsworth and HealthHelp Corp) and (ii) the HealthHelp Corp Sellers.

(xi) “XXXX” means XXXX, together with its Affiliates.

(xii) “XXXX Condition” means, with respect to any fiscal year of the Company, (A) the XXXX Contract being in effect on the last Business Day of such fiscal year, (B) XXXX having not, during such fiscal year, provided any notice to the Company that it intends to terminate the XXXX Contract, (C) the Company having no Knowledge that XXXX intends to terminate the XXXX Contract and (D) the Actual XXXX Revenue for such fiscal year exceeding XXXX of the XXXX Revenue Target.

(xiii) “XXXX Contract” means the XXXX, by and between the Operating Company and XXXX, including all amendments, extensions, supplements and modifications thereto from time to time, with the most recent amendment dated XXXX, and all exhibits, statements of work or their equivalent executed in connection therewith describing the services to be provided by the Operating Company to XXXX and its Affiliates.

(xiv) “XXXX Revenue Target” means XXXX.

(l) For the avoidance of doubt, (i) any portion of the Farnsworth Holdback to which Farnworth is entitled under this Agreement shall be paid to Farnsworth by Parent (and not Stock Purchaser) as deferred purchase price in consideration for Farnsworth’s Company Units and (ii) any portion of the General Holdback to which the General Holdback Sellers are entitled under this Agreement shall be paid to the Unitholders (other than HealthHelp Corp) by Parent (and not Stock Purchaser) as deferred purchase price in consideration for their Company Units and to the HealthHelp Corp Sellers by Stock Purchaser (and not Parent) as deferred purchase price in consideration of their HealthHelp Corp Stock.

(m) Purchaser, the Surviving Company and the Sellers’ Representative agree for all Tax purposes: (i) the rights of (A) Farnsworth to the Farnsworth Holdback Amount (or any portion thereof) and (B) the General Holdback Sellers to the General Holdback Amount (or any portion thereof), in each case, shall be treated as deferred contingent purchase price for the disposition of their Company Units and the HealthHelp Corp Stock, as applicable, eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. applicable Law and (ii) if and to the extent any amount of the Farnsworth Holdback Amount or General Holdback Amount is actually distributed to Farnsworth or the General Holdback Sellers, as applicable, interest may be imputed on such amount as required by Section 483 or Section 1274 of the Code. All Parties hereto shall file all Tax Returns consistently with the foregoing.

2.14 Allocation of Amounts Paid By Purchaser or Merger Sub. The Aggregate Final Consideration and the portion of the liabilities of the HealthHelp Entities (plus other relevant capitalizable items of Parent) attributable to the transfer of Company Units (other than the HealthHelp Corp Units) pursuant to the Merger and the resulting inside basis adjustments to the assets of the Company with respect to Parent shall be allocated for all purposes (including Tax) (the “Purchase Price Allocation”) among the assets of the Company as of the Closing Date in a manner consistent with the Purchase Price Allocation methodology set forth in Schedule 2.14 and all applicable Tax Law requirements (including, without limitation, Sections 743, 751 and 755 of the Code). Parent shall prepare a draft of such allocation consistent with the methodology set forth in Schedule 2.14 by the earlier of sixty (60) days following the determination of Aggregate Final Consideration or the date such basis adjustments are required to be made under applicable law, and shall submit such allocation to the Sellers’ Representative for its review and approval. Parent shall make such revisions as are reasonably requested by Sellers’ Representative; provided, that such revisions are consistent with the methodology set forth on Schedule 2.14. Each of the Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports for Tax purposes in a manner consistent with the Purchase Price Allocation. In the event there is a dispute with respect to the Purchase Price Allocation, Parent and the Sellers’ Representative shall jointly retain a Valuation Firm (which decision of the Valuation Firm shall be final and binding on all the Parties) to resolve such dispute; provided, that any decision of the Valuation Firm shall be made in a manner consistent with the Purchase Price Allocation methodology set forth in Schedule 2.14 and all applicable Tax Law requirements. The other provisions of Section 2.12(b) shall apply to this Section 2.14 mutatis mutandis. Any adjustments to the Aggregate Final Consideration applicable to the transfer of Company Units (other than HealthHelp Corp Units) pursuant to the Merger shall be allocated in a manner consistent with such methodology.

2.15 Distribution Waterfall. The Parties hereby agree that, except as otherwise provided herein, the Distribution Waterfall shall govern the allocation among the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers of any payments to or from the Unitholders (other than HealthHelp Corp) and/or the HealthHelp Corp Sellers that are contemplated by this Agreement. The Company, Farnsworth, the Sellers’ Representative and the HealthHelp Corp Sellers hereby agree that the Distribution Waterfall has been prepared in accordance with the priorities set forth in the Company LLC Agreement, as in effect on the date hereof, as amended by this Section 2.15. The calculations and formulae contained in the Distribution Waterfall shall, among other things, provide for the allocation solely to the HealthHelp Corp Sellers (and not the Unitholders) of any increase or decrease in the Aggregate Closing Consideration and/or Aggregate Final Consideration which is attributable to (y) any Cash held in accounts in the name or for the benefit of HealthHelp Corp or (z) the HealthHelp Corp Unpaid Taxes. To the extent that the allocation of the Aggregate Closing Consideration and/or Aggregate Final Consideration in accordance with the Distribution Waterfall and this Agreement would constitute an amendment to the Company LLC Agreement, each of the Company, Farnsworth and HealthHelp Corp hereby consents to such amendment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE HEALTHHELP ENTITIES

As a material inducement to Purchaser and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1 Organization. Each HealthHelp Entity is duly organized as a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Each HealthHelp Entity is duly qualified, licensed or admitted to do business as a foreign entity and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing, except to the extent the failure to be so qualified, licensed, admitted or in good standing would not have a Material Adverse Effect. Other than as disclosed on Schedule 3.1, the HealthHelp Entities have not engaged in any trade or business other than the Business or conducted business under any name (including any “trading” or “doing business as” name) other than their current or former corporate legal names. The organizational documents of each HealthHelp Entity, which have previously been furnished to Purchaser in the Data Room, reflect all amendments thereto, and are true, correct and complete in all material respects.

3.2 Power; Authorization of Transactions. Each HealthHelp Entity has all requisite limited liability company power and authority to carry on the Business as now conducted. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company Board and pursuant to the Written Consent, and no other act or proceeding on the part of the Company, the Company Board or the Unitholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which the Company is a party have been or will be duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement, and the Transaction Documents to which the Company is a party by the other parties hereto and thereto, this Agreement and the Transaction Documents, upon execution and delivery by the Company, will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

3.3 Capitalization and Subsidiaries. Schedule 3.3 accurately sets forth the authorized, issued and outstanding equity of each HealthHelp Entity and the name and number of equity interests held by each stockholder or member thereof. There are no membership interests held by the Company in treasury nor are there any membership interests outstanding but not issued. All of the issued and outstanding equity of each HealthHelp Entity has been validly issued, fully paid and non-assessable, and are owned of record and beneficially by its respective stockholder or member thereof as set forth on Schedule 3.3, free and clear of all Liens. None of the equity interests of either HealthHelp Entity were issued in violation of any applicable Law or Material Contract to which the HealthHelp Corp or any of the HealthHelp Entity is a party or by which any of them is bound or is subject to or in violation of any preemptive or similar rights of any Person. Except as set forth in this Agreement and on Schedule 3.3, there are no outstanding or authorized options, warrants, rights, voting trusts, proxies, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any HealthHelp Entity is a party or which is binding upon any HealthHelp Entity providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor, or which could affect the ability of HealthHelp Corp, HealthHelp Corp Sellers or any HealthHelp Entity to consummate the transactions contemplated hereby. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any HealthHelp Entity. Except as set forth on Schedule 3.3, no HealthHelp Entity owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

3.4 No Breach. Except as set forth on Schedule 3.4, the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party and the consummation of each of the transactions contemplated hereby or thereby do not and will not (a) conflict with or result in violation or breach of, or default under, any provision of the organizational documents of any HealthHelp Entity, (b) assuming compliance by Purchaser with Section 6.5, conflict with or result in violation or breach of any provision of any Law or require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DLLCA), to which any HealthHelp Entity is subject, except, in the case of clause (b), where the violation, conflict, breach, failure to give such notice, to file, or to obtain any such authorization, consent, approval or exemption would not reasonably be expected to be material to the Company, (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit affecting the Business, or (d) result in the creation or imposition of any Liens (other than Permitted Liens) on any properties or assets of the HealthHelp Entities.

3.5 Financial Statements.

(a) Schedule 3.5 sets forth a true, correct and complete copy of the following financial statements (the “Financial Statements”):

(i) the unaudited consolidated balance sheet of the HealthHelp Entities as of January 31, 2017 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations, owners’ equity and cash flows for the twelve (12)-month period then ended; and

(ii) the audited consolidated balance sheet of the HealthHelp Entities as of December 31, 2015, and the related audited consolidated statements of operations, owner’s equity and cash flows for the fiscal year then ended (the “Audited Balance Sheet”).

Except as set forth on Schedule 3.5, each of the Financial Statements presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of the HealthHelp Entities throughout the periods covered thereby and such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the unaudited Financial Statements are subject to normal and recurring year-end adjustments and reclassifications and lack footnote disclosure and other presentation items).

(b) The HealthHelp Entities maintain and have maintained a system of internal accounting controls and procedures sufficient to reasonably ensure in all material respects that: (i) all transactions are executed in accordance with the general or specific authorization of the management of the HealthHelp Entities; (ii) all transactions are recorded as necessary in order to permit the preparation of the Financial Statements in conformity with GAAP, (iii) use of the HealthHelp Entities’ assets is permitted only in accordance with the general or specific authorization of the HealthHelp Entities’ management; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the HealthHelp Entities, HealthHelp Corp or the HealthHelp Corp Sellers has received or otherwise obtained Knowledge of any Liability regarding the inadequacy of such systems and procedures or the inaccuracy or lack of integrity of the Financial Statements. The HealthHelp Entities do not maintain and have not maintained any off-the-books accounts.

3.6 Indebtedness/Undisclosed Liabilities.

(a) None of the HealthHelp Entities has any Indebtedness which constitutes indebtedness for borrowed money of the HealthHelp Entities and HealthHelp Corp, other than Indebtedness that is being paid pursuant to the Section 2.11(e) of this Agreement or which will otherwise be taken into account in the final determination of the Actual Aggregate Closing Consideration.

(b) None of the HealthHelp Entities has any Liabilities of the type which would be required under GAAP to be disclosed on the financial statements of the HealthHelp entities and to the Knowledge of the Company, none of the HealthHelp Entities has any other Liabilities of any kind, in each case, except (i) those which are adequately reflected or reserved against in the Latest Balance Sheet as of the date of the Latest Balance Sheet, (ii) obligations arising under the Contracts of HealthHelp Corp or any HealthHelp Entity in effect on the date hereof (other than any such obligations arising out of a breach of any such Contract), (iii) those which have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet date and which are not, individually or in the aggregate, material in amount, and (iv) as otherwise disclosed or described in Schedule 3.6(b). None of the HealthHelp Entities has made, or entered into commitments to make, any capital expenditures since the Latest Balance Sheet date outside the ordinary course of business consistent with the past practice.

3.7 Absence of Certain Developments. Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet, (a) there has not been any Material Adverse Effect, (b) the HealthHelp Entities have conducted their business in the ordinary course of business consistent with past practice, and (c) no HealthHelp Entity has:

(i) sold, leased, assigned, licensed or transferred any of its material properties or assets or portion thereof, other than in the ordinary course of business consistent with past practice and other than sales of obsolete assets or assets with no book value;

(ii) created, incurred, assumed or guaranteed any Indebtedness outside the ordinary course of business involving more than $250,000 (other than borrowings under any Indebtedness that shall be fully repaid pursuant to Section 2.11(e));

(iii) amended or authorized the amendment of any of its governing and organizational documents or entered into any indemnification or similar Contracts with directors, managers, officers or employees;

(iv) made any material change in its accounting methods or practices, except in so far as was required by a change in GAAP;

(v) made any loan to, or any acquisition of substantially all of the assets of (including by merger or consolidation), any other Person, in each case involving a payment by such HealthHelp Entity in excess of $250,000;

(vi) reclassified, split, combined or subdivided, directly or indirectly, any of its equity interest;

(vii) effected, established or adopted or entered into any plan with respect to any restructuring, reorganization, recapitalization or complete or partial liquidation;

(viii) entered into any joint venture, partnership, limited liability company agreement or similar arrangement;

(ix) granted or paid any material increase in the compensation of any of its directors, officers or Key Employees, other than in the ordinary course of business, as required by Law, or required pursuant to the terms of an Employee Plan or other written Contract with such director, officer or Key Employee;

(x) had any material damage, destruction or loss to its property to the extent not covered by insurance;

(xi) committed to make any single capital expenditure in excess of $250,000 or aggregate capital expenditures in excess of $250,000 which expenditures have not been satisfied in full prior to the date hereof;

(xii) entered into a new line of business or abandoned or discontinued any existing lines of business;

(xiii) disclosed to any Person any trade secret, process, technology, know-how or other confidential or proprietary information of the HealthHelp Entities, not heretofore a matter of public knowledge, except in the ordinary course of business consistent with past practice and in accordance with any applicable confidentiality or proprietary agreements restricting the disclosure of such trade secrets, formulas, processes, technologies, know-how or other confidential or proprietary information;

(xiv) (A) made, changed or revoked any material Tax election, changed any method of Tax accounting, filed any amended Tax Return, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or (B) entered into any closing, settlement or other agreement with any Governmental Authority relating to material Taxes of the HealthHelp Entities;

(xv) terminated any Key Employee or received any resignation, notice or indication from any Key Employee that such Key Employee intends to terminate his/her employment with any HealthHelp Entity; or

(xvi) entered into any Contract to do any of the foregoing.

3.8 Real Property.

(a) No Owned Real Property. Since January 1, 2014, the HealthHelp Entities have not owned any real property.

(b) Leased Real Property. Schedule 3.8(b) sets forth the address of each Leased Real Property as of the date hereof and all applicable lease, sublease or license agreements (including all amendments) related thereto (each, a “Lease”). Except as set forth on Schedule 3.8(b), with respect to each Lease:

(i) the Leased Real Property set forth on Schedule 3.8(b) constitutes all of the real property utilized by the HealthHelp Entities and the Company has provided to Purchaser true, correct and complete copies of each such Lease;

(ii) to the Knowledge of the Company, such Lease is valid, binding and enforceable against the applicable HealthHelp Entity, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at Law or in equity);

(iii) the HealthHelp Entity party thereto has paid all rents and other charges to the extent due and payable as of the date of this Agreement under such Lease and is not in breach or default in any material respect under such Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such breach or default in any material respect. None of the HealthHelp Entities are parties to any written or oral lease, assignment or similar arrangement under which any HealthHelp Entity, as a lessor, sublessor, assignor or otherwise, makes available for use by any third party any portion of the Leased Real Property; and

(iv) no portion of the Leased Real Property, or any of the buildings or improvements located thereon or the use of the Leased Real Property, is in material violation of any applicable Law.

3.9 Title to Tangible Assets. Except for properties and assets that have been sold or otherwise disposed of by the HealthHelp Entities in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, the HealthHelp Entities have good and valid title to, or a valid leasehold interest in, all of the material tangible personal property used in the operation of the Business, including all the properties and assets reflected on the Latest Balance Sheet, subject to no Liens except Permitted Liens.

3.10 Contracts and Commitments.

(a) Schedule 3.10(a) lists all of the following Contracts to which any HealthHelp Entity is a party and which are in effect as of the date hereof (collectively, the “Material Contracts”):

(i) all Contracts, or group of related Contracts, with the top 5 clients of the HealthHelp Entities collectively (by revenue) during calendar year 2016 (collectively, the “Material Customers”) indicating the aggregate amount of the revenue paid by each such Material Customer to any HealthHelp Entity during such periods;

(ii) all Contracts, or group of related Contracts, with the top 10 vendors of the HealthHelp Entities collectively (by aggregate expenditure) during calendar year 2016 (collectively, the “Material Suppliers”), indicating the aggregate amount of expense paid by the HealthHelp Entities to each such Material Supplier during such periods;

(iii) any Contract under which any HealthHelp Entity has any Indebtedness, including guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $250,000, but excluding intercompany indebtedness or endorsements for the purpose of collection;

(iv) any employment agreement or offer letter to which any HealthHelp Entity is a party involving aggregate payments to any Person during Calendar year 2016 in excess of $100,000, or any Contract with independent contractors or consultants (or similar arrangements) to which any HealthHelp Entity is a party involving aggregate payments to any Person during calendar year 2016 in excess of $250,000 or which contain severance or similar obligations on the part of any HealthHelp Entity;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any HealthHelp Entity is a party involving aggregate payments to any Person during calendar year 2016 in excess of $100,000;

(vi) all Contracts that limit or purport to limit the ability of any HealthHelp Entity to compete in any line of business or with any Person or in any geographic area or during any period of time or to solicit any Person’s actual or prospective customers, suppliers, or vendors;

(vii) all Contracts that require any HealthHelp Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay”;

(viii) any Contract containing a so-called “most favored nation”, “meets competition” or “most favored customer” clause;

(ix) all Contracts that provide for the indemnification by any HealthHelp Entity of any Person or the assumption of any Tax or environmental Liability of any Person outside of the ordinary course of business that, to the Knowledge of the Company, could result in payments in excess of $250,000;

(x) any Contract pursuant to which a partnership or joint venture was established by any HealthHelp Entity;

(xi) all Contracts, entered into after January 1, 2014, that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xii) any Contract whereby any HealthHelp Entity is obligated to pay royalties or license fees to another Person (other than any license of mass-marketed or otherwise generally available software) involving aggregate payments in any calendar year in excess of $250,000;

(xiii) all Contracts with any Governmental Authority to which any HealthHelp Entity is a party; and

(xiv) any other Contract, in each case not included in Section 3.10(a)(i)- (xiii) or otherwise set forth on Schedule 3.10(a), to which any HealthHelp Entity is a party or by or to which any of its assets are bound or subject which has future Liability to such HealthHelp Entity in excess of $250,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $250,000 (other than (A) warranty obligations in the ordinary course of business and (B) purchase orders).

(b) Except as disclosed on Schedule 3.10(b), each (i) Material Contract is (A) valid, binding and enforceable against the applicable HealthHelp Entity except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (y) applicable equitable principles (whether considered in a proceeding at Law or in equity) and (B) in full force and effect and (ii) HealthHelp Entity has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, or each HealthHelp Entity has obtained all necessary waivers with respect to any such non-performance, breach or default, and there does not exist, to the Knowledge of the Company, any event, condition or omission which would constitute a breach or default in any material respect, whether by lapse of time or notice or both, by any other Person under any such Material Contract. As of the date of this Agreement, the HealthHelp Entities, HealthHelp Corp, or the HealthHelp Corp Sellers have not received written notice, or to the Knowledge of the Company, oral notice, of (A) any default in any material respect by the HealthHelp Entities under any Material Contract or (B) any intention or desire of any Material Customer or Material Supplier to cancel or otherwise terminate or materially and adversely modify its relationship with any HealthHelp Entity. A true, correct and complete copy of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder in writing) has been made available in the Data Room or otherwise delivered to Purchaser.

3.11 Proprietary Rights.

(a) Schedule 3.11 contains a complete and accurate list, as of the date hereof, of all (i) patented or registered Proprietary Rights and pending patent applications and other applications for registration of Proprietary Rights owned by any HealthHelp Entity (the “Registered Proprietary Rights”), (ii) licenses granted by any HealthHelp Entity to any third party with respect to any Proprietary Rights, (iii) licenses and sublicenses granted by any third party to any HealthHelp Entity with respect to any Proprietary Rights (other than any license of mass-marketed or otherwise generally available software), and (iv) all proprietary software developed by or on behalf of any HealthHelp Entity and used in the operation of the Business. To the Knowledge of the Company, all of the Registered Proprietary Rights are valid and enforceable, and are subsisting and in full force and effect.

(b) The HealthHelp Entities are the sole and exclusive legal and beneficial owners of all right, title, and interest in and to the Proprietary Rights owned by the HealthHelp Entities, and the HealthHelp Entities have the valid and enforceable right to use all other Proprietary Rights used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens).

(c) To the Knowledge of the Company, the HealthHelp Entities have entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who contributed to the invention, creation or development of any Proprietary Rights during the course of employment or engagement with the HealthHelp Entities, whereby such employee or independent contractor (i) acknowledges the HealthHelp Entity’s exclusive ownership of all Proprietary Rights invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the HealthHelp Entity; (ii) grants to the applicable HealthHelp Entity a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Proprietary Rights, to the extent such Proprietary Rights do not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Proprietary Rights, to the extent permitted by applicable Law.

(d) Neither the execution, delivery or performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereunder and thereunder, will result in the loss or impairment of, or payment of any additional amounts with respect to, the HealthHelp Entities’ right to own or use any Proprietary Rights used in or necessary for the conduct of the Business as currently conducted.

(e) The HealthHelp Entities have taken commercially reasonable and necessary steps to maintain and enforce the Proprietary Rights and to preserve the confidentiality of all trade secrets, know-how and confidential information included therein, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) The HealthHelp Entities take commercially reasonable actions which are consistent with industry standards to back up its computer systems and databases used or held for use in the Business in a manner sufficient to enable resumed or continued functioning in all material respects following a hardware, telecommunications or related interruption or failure.

(g) To the Knowledge of the Company, since January 1, 2014, the operation of the Business as formerly and presently conducted has not infringed or misappropriated the Proprietary Rights of any third party. To the Knowledge of the Company, no Person has infringed upon or misappropriated any of the Proprietary Rights owned by any HealthHelp Entity.

3.12 Litigation; Proceedings. Except as set forth Schedule 3.12, there are no Actions pending or, to the Knowledge of the Company, threatened and, since January 1, 2014, there have been no Actions that were resolved or settled for amounts in excess of $250,000, against any HealthHelp Entity or any of their respective assets or the Business, at law or in equity, or before or by any Governmental Authority or arbitrator, and no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action, except in each case as would not reasonably be expected to be material to the Company. No HealthHelp Entity is subject to any unsatisfied judgment, penalties, injunction, order or decree of any Governmental Authority.

3.13 Compliance with Laws; Permits.

(a) Except with respect to Environmental Matters (which are the subject of Section 3.14), Labor and Employment Matters (which are the subject of Section 3.15), Employee Plans (which is the subject of Section 3.16) and Tax Matters (which are the subject of Section 3.17), to the Knowledge of the Company, each HealthHelp Entity is and, since January 1, 2014, has been in compliance with all Laws applicable to the ownership and operation of the Business, except where the failure to comply would not reasonably be expected to be material to the Company. To the Knowledge of the Company, as of the date of this Agreement, none of the HealthHelp Entities, HealthHelp Corp or HealthHelp Corp Sellers has received from any Person any written notice of any violation in any material respect by any HealthHelp Entity of any Laws.

(b) To the Knowledge of the Company, (i) all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (“Permits”) required for any HealthHelp Entity to conduct the Business have been obtained and are valid and in full force and effect, except where the failure to obtain or maintain the validity of such Permits would not reasonably be expected to be material to the Company, and (ii) all fees and charges with respect to such Permits as of the date of this Agreement have been paid in full. Schedule 3.13(b) lists all current Permits issued to any HealthHelp Entity as of the date of this Agreement, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of the Company, each HealthHelp Entity has complied since January 1, 2014, and is now complying, with all of the Permits disclosed in Schedule 3.13(b) and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or material limitation of any such Permit. As of the date of this Agreement, none of the HealthHelp Entities has, to the Knowledge of Company, received any written communication regarding any material adverse change in the status or terms and conditions of any such Permit or that, by virtue of the transactions contemplated hereby, any such Permit may not be granted or renewed.

3.14 Environmental Matters. To the Knowledge of the Company, each HealthHelp Entity is, and since January 1, 2014 was, in compliance with all Environmental Laws, except where the failure to comply would not reasonably be expected to be material to the Company. To the Knowledge of the Company, no HealthHelp Entity has, since January 1, 2014, received any written notice or Action regarding any violation of, or any material Liability or material investigatory, corrective or remedial obligation under, any Environmental Law. There are no Actions relating to the environmental matters pending against or involving any HealthHelp Entities and, to the Knowledge of the Company, there is no reasonable basis for any Action relating to the environmental matters to be made against any HealthHelp Entity or which could, after the Closing, result in any Liability to Purchaser or any of its Affiliates, except as would not reasonably be expected to be material to the Company.

3.15 Labor and Employment Matters.

(a) None of the HealthHelp Entities is a party to any collective bargaining agreement with respect to employees of the HealthHelp Entities. To the Knowledge of the Company, as of the date of this Agreement, there are no current union organizing activities among the employees of the HealthHelp Entities. There are no unfair labor practice charges or complaints pending, or to the Knowledge of the Company, threatened against any HealthHelp Entity before the National Labor Relations Board. There is currently no work stoppage, strike or other material labor dispute by or with employees of the HealthHelp Entities (or their representatives), nor, to the Knowledge of the Company, is any such dispute threatened.

(b) The Company has made available in the Data Room a true, complete and correct list of all persons who are employees, independent contractors or consultants of the HealthHelp Entities as of December 31, 2016, including any employee who is on layoff, sick time, disability, or other leave of absence. Except as set forth on Schedule 3.15(b), as of December 31, 2016, no employee or former employee of any HealthHelp Entity (or any spouse or dependent of such employee or former employee) is eligible to elect, has elected, or is receiving any group health plan coverage that is required to be provided pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (sometimes referred to as “COBRA”) or comparable state continuation coverage rights.

(c) Since January 1, 2014, the HealthHelp Entities have complied in all respects with all Laws relating to the labor and employment practices including all Laws relating to labor relations, collective bargaining, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except where the failure to so comply would not reasonably be expected to be material to the Company. None of the HealthHelp Entities, HealthHelp Corp or HealthHelp Corp Sellers has received from any Person any written notice of any violation by the HealthHelp Entities of any Laws pertaining to employment or employment practices, including misclassification of workers or unpaid wages. All reports required to be filed by or on behalf of the HealthHelp Entities with any Governmental Authorities have been filed.

3.16 Employee Plans.

(a) Except as set forth on Schedule 3.16, with respect to current or former employees of the HealthHelp Entities, no HealthHelp Entity maintains, contributes to or has any obligation to contribute to, or, to the Knowledge of the Company, has any material Liability with respect to any (i) qualified defined contribution or defined benefit plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”), (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”), or (iii) material plan, policy, program or arrangement which provides nonqualified deferred compensation benefits or any other material program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”). No HealthHelp Entity maintains or has any obligation to contribute to any Employee Welfare Plan or Other Plan which provides employer-paid post-employment health, accident or life insurance benefits to current or former employees, current or future retirees, their spouses, dependents or beneficiaries, other than health continuation benefits under Code Section 4980B. All Employee Pension Plans, all Employee Welfare Plans and all Other Plans set forth on Schedule 3.16 shall be referred to herein collectively as the “Employee Plans.” The Data Room contains true and complete copies of all documents, as amended through the date hereof, embodying the Employee Plans and any employee handbook.

(b) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits and appeals of such claims) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans.

(c) Except as set forth on Schedule 3.16, the Employee Plans have since January 1, 2014 been maintained, funded and administered in all material respects in compliance with their terms and with the applicable requirements of ERISA and the Code.

(d) Neither the HealthHelp Entities nor any ERISA Affiliate sponsors, maintains, administers or contributes to, or has since January 1, 2011 ever sponsored, maintained, administered or contributed to, or since January 1, 2011 has had or could have had any Liability to any (i) plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) plan that is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code.

(e) Except as set forth on Schedule 3.16(e), the consummation of the transactions contemplated herein will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of the HealthHelp Entities to severance pay or any other similar payment, (ii) accelerate the time of payment or vesting of, or increase in any material respect the amount of, compensation or benefits due to any such individual or trigger any other material obligation pursuant to any Employee Plan, or (iii) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(f) Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is the subject of a favorable and current determination letter and/or opinion letter as to its qualification and as of the date of this Agreement, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification.

3.17 Tax Matters.

(a) Except as set forth on Schedule 3.17, each HealthHelp Entity has timely filed all income and other material Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects, and all Taxes due and owing by the HealthHelp Entities have been paid, whether or not shown on any Tax Return. The Company has made available to Purchaser in the Data Room copies of all income and other material Tax Returns filed with respect to the HealthHelp Entities for taxable periods ending on or after December 31, 2013, and all examination reports, and statements of deficiencies assessed against or agreed to by any HealthHelp Entity with respect to such taxable periods. No HealthHelp Entity is subject to a Lien for Taxes with respect to its assets except for Permitted Liens.

(b) Except as set forth on Schedule 3.17:

(i) no HealthHelp Entity has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(ii) no HealthHelp Entity has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date, other than customary automatic extensions to file any Tax Returns;

(iii) there is no Action or audit now in progress or pending against or with respect to the HealthHelp Entities with respect to any Tax, nor has any HealthHelp Entity been, since January 1, 2014, subject to any such Action or audit or received a notice of deficiency, additional assessment or pending notice of deficiency or assessment of any Tax;

(iv) no HealthHelp Entity has been a member of an Affiliated Group (other than a group of which such entity or another HealthHelp Entity is or was the parent);

(v) no HealthHelp Entity is a party to or bound by any Tax allocation or Tax sharing agreement (excluding, for this purpose, any agreement entered into in the ordinary course of business that is primarily not related to Taxes, such as leases, licenses or credit agreements);

(vi) each HealthHelp Entity has withheld and paid to the applicable taxing authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

(vii) no written claim has been made by any taxing authority in any jurisdiction where a HealthHelp Entity does not file Tax Returns that it is, or may be, subject to Tax or filing requirement by that jurisdiction;

(viii) no HealthHelp Entity is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority;

(ix) no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to a HealthHelp Entity.

(x) no HealthHelp Entity has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise;

(xi) no HealthHelp Entity has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise;

(xii) no HealthHelp Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as descried in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder received on or prior to the Closing Date or (D) election made under Section 108(i) of the Code prior to the Closing;

(xiii) no HealthHelp Entity is or has been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011 4(b)(2); and

(xiv) a valid election under Section 754 of the Code was in effect for the Company’s 2008 taxable year.

(c) For purposes of U.S. federal income Tax, the Company is, and has been since its formation, classified as a partnership under Treasury Regulations Section 301.7701-3 and the Operating Company is, and has been since formation, classified as a partnership or disregarded entity under Treasury Regulations Section 301.7701-3.

The representations and warranties set forth in this Section 3.17, Section 3.7(xiv), Section 3.10(a)(ix) and Section 3.16 (to the extent it relates to Taxes) shall constitute the only representations and warranties by the HealthHelp Entities with respect to Taxes, and the HealthHelp Entities make no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the HealthHelp Entities, including but not limited to net operating losses, to the extent that such Tax asset or attribute would affect the Tax liability of the Purchaser, the Surviving Company or any of their respective Affiliates for any Post-Closing Tax Period, including the ability of the Purchaser or any of its Affiliates to utilize any such tax attributes after the Closing.

3.18 Health Care Matters; HIPAA.

(a) Each HealthHelp Entity is in compliance in all material respects with the applicable privacy, security, transaction standards, breach notification and other provisions and requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-99 (“HIPAA”) and any comparable state laws. No HealthHelp Entity has received any written (or, to the Knowledge of the Company, oral) communication from any Governmental Authority that alleges that any HealthHelp Entity is not in compliance in any material respect with the applicable privacy, security, transaction standards, breach notification and other provisions and requirements of HIPAA or any comparable state laws. Each HealthHelp Entity functions as a “business associate” as that term is defined under HIPAA. As a business associate, each HealthHelp Entity has the requisite privacy and security policies, procedures and systems to comply in all material respects with the terms of its business associate agreements. As of the date of this Agreement, no HealthHelp Entity is in breach in any material respect of any business associate agreement.

(b) Except as set forth on Schedule 3.18, as of January 1, 2014, no HealthHelp Entity has received any written (or, to the Knowledge of the Company, oral) complaints, or notices of inquiry or investigation, from any Person, patient, client or customer regarding its or any of its agents, employees or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health information or other medical or personal information.

(c) Each HealthHelp Entity has policies, procedures and systems in place to ensure the privacy and security of all business, proprietary, individually identifiable, personal, medical and any other private information, in compliance in all material respects with federal and state law. In addition, each HealthHelp Entity has adequate policies, procedures and systems in place to prevent improper use or disclosure of, or access to, all business, proprietary, individually identifiable, personal, medical and any other private information, in each case that are customary for the companies in the industry in which the HealthHelp Entities operate. Since January 1, 2011, no breach has occurred with respect to any unsecured protected health information maintained by or for any HealthHelp Entity that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), and no information security or privacy breach event has occurred that would require notification under any comparable state laws.

3.19 Related Party Transactions. Except as otherwise disclosed on Schedule 3.19, none of the HealthHelp Entities is now, and has not since January 1, 2015 been, a party to or bound by any Contract to which a Related Party is a party, and no property or asset of the HealthHelp Entities has been purchased or otherwise acquired from any Related Party in anticipation of the transactions contemplated hereby.

3.20 Bank Accounts. Schedule 3.20 sets forth a complete and accurate list of all bank accounts, trust accounts, suspense or similar accounts and safe deposit boxes of the HealthHelp Entities, the name and address of each bank or financial institution in which any HealthHelp Entity has any such account or safe deposit box, the number of any such account or safe deposit box and the names of the Persons authorized to draw on or have access to each such account or safe deposit box.

3.21 Information Security and Data Privacy.

(a) Each HealthHelp Entity has taken commercially reasonable steps to safeguard the information technology systems utilized in its operation, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “trojan horse,” “worm,” “drop dead devices,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date, to the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of the information technology systems. Each HealthHelp Entity has dedicated the technical, administrative, budgetary and human resources reasonably necessary for maintenance of safe information security practices and to ensure compliance with all Laws related to data security. The HealthHelp Entities have appropriate safeguards in place to oversee any vendors helping to safeguard the information technology systems utilized in the operation of the Business.

(b) The HealthHelp Entities previously complied with, and are presently in compliance with, in all material respects, all applicable Laws and its internal policies applicable to data privacy, data security or personal information. To the Knowledge of the Company, none of the HealthHelp Entities has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and none of the HealthHelp Entities is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Since January 1, 2014, no notice, Action or assertion has been received by any HealthHelp Entity, HealthHelp Corp or HealthHelp Corp Sellers or has been filed, commenced or, to the Knowledge of the Company, threatened any HealthHelp Entity alleging any violation of any Laws relating to data security.

3.22 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by any HealthHelp Entity involving the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid claims of the HealthHelp Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet date, on the accounting records of any HealthHelp Entity have been determined in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.23 Insurance. Schedule 3.23 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the HealthHelp Corp or their Affiliates (including the HealthHelp Entities) and relating to the assets, the Business, operations, employees, officers, members and managers of the HealthHelp Entities (collectively, the “Insurance Policies”) and true, correct and complete copies of such Insurance Policies have been made available to Purchaser in the Data Room. Such Insurance Policies are in full force and effect. As of the date of this Agreement, neither the HealthHelp Corp Sellers, HealthHelp Corp nor the HealthHelp Entities have received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retroactive premium adjustment or other experience-based liability on the part of the HealthHelp Entities. All such Insurance Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no claims related to the Business pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

3.24 Brokerage. Except as set forth on Schedule 3.24, none of the HealthHelp Entities has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE HEALTHHELP CORP SELLERS

As a material inducement to Purchaser and Merger Sub to enter into this Agreement and purchase the HealthHelp Corp Stock, each HealthHelp Corp Seller represents and warrants to Purchaser and Merger Sub, severally and not jointly, as follows:

4.1 Organization. Such HealthHelp Corp Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2 Authorization of Transactions. Such HealthHelp Corp Seller has full legal capacity, corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which such HealthHelp Corp Seller is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such HealthHelp Corp Seller of this Agreement and the Transaction Documents and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the applicable board of such HealthHelp Corp Seller, and no other act or proceeding on the part of such HealthHelp Corp Seller, the applicable board of such HealthHelp Corp Seller is necessary to authorize the execution, delivery or performance by such HealthHelp Corp Seller of this Agreement or the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which such HealthHelp Corp Seller is a party have been or will be duly executed and delivered by such HealthHelp Corp Seller, and, assuming the due execution and delivery of this Agreement and the Transaction Documents to which such HealthHelp Corp Seller is a party by the other parties hereto and thereto, this Agreement and the Transaction Documents, upon execution and delivery by such HealthHelp Corp Seller, will each constitute a valid and binding obligation of such HealthHelp Corp Seller, enforceable against such HealthHelp Corp Seller in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

4.3 No Breach. Except as set forth on Schedule 4.3, the execution, delivery and performance by such HealthHelp Corp Seller of this Agreement and the Transaction Documents to which such HealthHelp Corp Seller is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) conflict with or result in violation or breach of, or default under, any provision of the organizational documents of such HealthHelp Corp Seller, (b) assuming compliance by Purchaser with Section 6.5, conflict with or result in violation or breach of any provision of any Law or require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DLLCA), to which such HealthHelp Corp Seller is subject, except, in the case of clause (b), where the violation, conflict, breach, failure to give such notice, to file, or to obtain any such authorization, consent, approval or exemption would not reasonably be expected to materially and adversely affect such HealthHelp Corp Seller’s ability to consummate the transaction contemplated hereby, or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which such HealthHelp Corp Seller is a party or by which its assets are bound.

4.4 Litigation. There are no Actions pending, or to such HealthHelp Corp Seller’s Knowledge, threatened, and since January 1, 2014, there have been no Actions against or affecting such HealthHelp Corp Seller, at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on such HealthHelp Corp Seller’s ability to consummate the transactions contemplated hereby.

4.5 Brokerage. Such HealthHelp Corp Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.6 Ownership. Such HealthHelp Corp Seller holds of record and owns beneficially all of the HealthHelp Corp Stock set forth next to such HealthHelp Corp Seller’s name on Schedule 5.6, free and clear of any Liens and any other restrictions on transfer (other than such Liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the Securities Act and state securities Laws). Such HealthHelp Corp Seller is not a party to any purchase option, call option, put option, subscription right, preemptive right or similar right providing for the disposition or acquisition of the HealthHelp Corp Stock held by such HealthHelp Corp Seller. Such HealthHelp Corp Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the HealthHelp Corp Stock held by such HealthHelp Corp Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HEALTHHELP CORP

As a material inducement to Purchaser and Merger Sub to enter into this Agreement and purchase the HealthHelp Corp Stock, HealthHelp Corp represents and warrants to Purchaser and Merger Sub as follows:

5.1 Organization. HealthHelp Corp is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization of Transactions. HealthHelp Corp has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which HealthHelp Corp is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by HealthHelp Corp of this Agreement and the Transaction Documents and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the board of directors of HealthHelp Corp, and no other act or proceeding on the part of HealthHelp Corp or the board of directors of HealthHelp Corp is necessary to authorize the execution, delivery or performance by HealthHelp Corp of this Agreement and the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which HealthHelp Corp is a party have been or will be duly executed and delivered by HealthHelp Corp and, assuming the due execution and delivery of this Agreement and the Transaction Documents to which HealthHelp Corp is a party by the other parties hereto and thereto, this Agreement and the Transaction Documents, upon execution and delivery by HealthHelp Corp, will each constitute, a valid and binding obligation of HealthHelp Corp, enforceable against HealthHelp Corp in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

5.3 No Breach. Except as set forth on Schedule 5.3, the execution, delivery and performance by HealthHelp Corp of this Agreement and the Transaction Documents to which HealthHelp Corp is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) conflict with or result in violation or breach of, or default under, any provision of the organizational documents of HealthHelp Corp, (b) assuming compliance by Purchaser with Section 6.5, conflict with or result in violation or breach of any provision of any Law or require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DLLCA) to which HealthHelp Corp is subject, except, in the case of clause (b), where the violation, conflict, breach, failure to give such notice, to file, or to obtain any such authorization, consent, approval or exemption would not reasonably be expected to be material to HealthHelp Corp, or (c) violate, conflict with, result in a breach of, constitute a default under or result in the acceleration of any material Contract to which HealthHelp Corp is a party or by which its assets are bound.

5.4 Litigation. There are no Actions pending, or to the Knowledge of HealthHelp Corp, threatened, and, since January 1, 2014, there have been no Actions that were resolved or settled for amounts in excess of $250,000, against HealthHelp Corp, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to be material to HealthHelp Corp.

5.5 Brokerage. HealthHelp Corp does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.6 Capitalization; Prior Activities.

(a) Schedule 5.6 accurately sets forth the authorized, issued and outstanding capital stock of HealthHelp Corp and the name and number of shares of HealthHelp Corp Stock held by each HealthHelp Corp Seller. All of the issued and outstanding shares of HealthHelp Corp Stock have been validly issued and are fully paid and are nonassessable. Except as set forth in this Agreement and on Schedule 5.6, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which HealthHelp Corp is a party or which is binding upon HealthHelp Corp providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to HealthHelp Corp.

(b) Except for the HealthHelp Corp Units, HealthHelp Corp (i) does not have any equity interest, direct or indirect, in any Person and (ii) does not have any other assets or Liabilities. HealthHelp Corp was formed for the sole purpose of, and HealthHelp Corp has conducted no material activity other than, holding Company Units and activities ancillary thereto.

5.7 Tax Matters.

(a) Except as set forth on Schedule 5.7, HealthHelp Corp has timely filed all income and other material Tax Returns required to be filed by it, and all material Taxes due and owing have been paid, whether or not shown on any Tax Return. HealthHelp Corp has made available to Purchaser in the Data Room copies of all income and other material Tax Returns filed with respect to HealthHelp Corp for taxable periods ending on or after December 31, 2013, and all examination reports, and statements of deficiencies assessed against or agreed to by HealthHelp Corp with respect to such taxable periods.

(b) Except as set forth on Schedule 5.7:

(i) HealthHelp Corp has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(ii) HealthHelp Corp has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date, other than customary automatic extensions to file any Tax Returns;

(iii) there is no Action or audit now in progress or pending against or with respect to HealthHelp Corp with respect to any Tax;

(iv) HealthHelp Corp has not been a member of an Affiliated Group (other than a group of which such entity is or was the parent);

(v) HealthHelp Corp is not a party to or bound by any Tax allocation or Tax sharing agreement (excluding, for this purpose, any agreement entered into in the ordinary course of business that is primarily not related to Taxes, such as leases, licenses or credit agreements);

(vi) HealthHelp Corp has withheld and paid to the applicable taxing authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

(vii) no written claim has been made by any taxing authority in any jurisdiction where HealthHelp Corp does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction;

(viii) HealthHelp Corp is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority;

(ix) no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to HealthHelp Corp.

(x) HealthHelp Corp has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise;

(xi) HealthHelp Corp has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise;

(xii) HealthHelp Corp will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement) as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder received on or prior to the Closing Date or (D) election mated under Section 108(i) of the Code prior to the Closing; and

(xiii) HealthHelp Corp has not been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

The representations and warranties set forth in this Section 5.7 shall constitute the only representations and warranties by HealthHelp Corp with respect to Taxes, and HealthHelp Corp makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of HealthHelp Corp, including but not limited to net operating losses, to the extent that such Tax asset or attribute would affect the Tax liability of Purchaser, HealthHelp Corp or any of their respective Affiliates for any Post-Closing Tax Period, including the ability of the Purchaser or any of its Affiliates to utilize any such tax attributes after the Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE STOCK PURCHASER, PARENT AND MERGER SUB

As an inducement to HealthHelp Corp, the HealthHelp Corp Sellers and the Company to enter into this Agreement, the Stock Purchaser, Parent and Merger Sub represent and warrant to each such Person as follows:

6.1 Organization; Ownership of Merger Sub; No Prior Activities. Each of the Stock Purchaser, Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Parent owns 100% of the issued and outstanding limited liability company interests of Merger Sub. Merger Sub was formed for the sole purpose of, and Merger Sub has conducted no activity other than, engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.2 Authorization of Transactions. The Stock Purchaser, Parent and Merger Sub have all requisite organizational power and authority to execute and deliver this Agreement and the Transaction Documents and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance by the Stock Purchaser, Parent and Merger Sub of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by such Person’s governing body and no other act or proceeding on the part of the Stock Purchaser, Parent or Merger Sub, or their respective governing bodies, stockholders or members, as applicable, is necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents have been or will be duly executed and delivered by the Stock Purchaser, Parent and Merger Sub and, assuming the due execution and delivery of this Agreement and the Transaction Documents by the other parties hereto and thereto, this Agreement and the Transaction Documents, upon execution and delivery by the Stock Purchaser, Parent and Merger Sub, will each constitute, a valid and binding obligation of the Stock Purchaser, Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

6.3 No Breach. Except as set forth on Schedule 6.3, the execution, delivery and performance by the Stock Purchaser, Parent and Merger Sub of this Agreement and the Transaction Documents and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate any provision of the organizational documents of the Stock Purchaser, Parent or Merger Sub, (b) violate any Law or require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DLLCA) to which the Stock Purchaser, Parent or Merger Sub is subject, or (c) violate, conflict with, result in a breach of, constitute a default under or result in the acceleration of any contract to which the Stock Purchaser, Parent or Merger Sub is a party or by which such Person’s assets are bound, except in each case, where the violation, conflict, breach, default, failure to give notice, to file or to obtain any such authorization, consent, approval or exemption would not reasonably be expected to materially and adversely affect the Stock Purchaser’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

6.4 Litigation. There are no Actions pending or, to the knowledge of each Purchaser, threatened against the Stock Purchaser, Parent or Merger Sub, at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on such Stock Purchaser’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

6.5 Investment Intent; Restricted Securities. Purchaser is acquiring the HealthHelp Corp Stock and the Company Units solely for Purchaser’s own account, for investment purposes only, and not with a view of distribution thereof. The Stock Purchaser and Parent understand and acknowledge that (i) neither the HealthHelp Corp Stock nor the Company Units have not been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or any other jurisdiction, and have been issued in reliance upon specific exemptions thereunder, (ii) the HealthHelp Corp Stock and the Company Units constitute “restricted securities” as defined in Rule 144 under the Securities Act, (iii) none of the Company Units or the HealthHelp Corp Stock is traded or tradable on any securities exchange or over-the-counter and (iv) none of the Company Units or HealthHelp Corp Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such HealthHelp Corp Stock or Company Units, as applicable, and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Each of the Stock Purchaser and Parent is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

6.6 Brokerage. Except as set forth on Schedule 6.6, none of the Stock Purchaser, Parent or Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.7 Financing. Purchaser has sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by the Stock Purchaser or Parent at the Closing pursuant to the terms of this Agreement, and to pay all of the related fees and expenses of the Stock Purchaser, Parent and Merger Sub.

6.8 No Other Representations. Each of the Stock Purchaser, Parent and Merger Sub acknowledges that except for the specific representations and warranties made by the Company, the HealthHelp Corp Sellers and HealthHelp Corp in Article 3, Article 4, and Article 5 of the Agreement, and the representations and warranties contained in the other Transaction Documents, they are not relying upon and will not rely upon any representation or warranty of any HealthHelp Entity, HealthHelp Corp or any HealthHelp Corp Seller or any Affiliate thereof or any managers, directors, partners, officers, employees, direct or indirect equityholders, agents or other representatives, or any of them, nor upon the accuracy of any records, estimates, budgets, projects or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials, made available or given to Parent, the Stock Purchaser or Merger Sub in the performance of such investigation.

ARTICLE 7

INTENTIONALLY OMITTED

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, in each case to the extent the taking of any such action is commercially reasonable in the circumstance.

8.2 Press Releases; Confidentiality. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of the Stock Purchaser, Parent and the Sellers’ Representative; provided, that foregoing shall not prohibit (a) disclosure required by any applicable Law, (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby, or (c) any disclosure by any HealthHelp Corp Seller or their Affiliates of the terms of the transactions contemplated hereby on a confidential basis as part of such Person’s ordinary course reporting or review procedure or in connection with such Persons’ ordinary course fundraising, marketing, information or reporting activities.

8.3 Transaction Expenses. Except as expressly provided herein, each Party shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law; provided, that all fees, costs and expenses of the Escrow Agent shall be borne in equal amounts by the Stock Purchaser or Parent, on the one hand, and Seller Indemnifying Parties, on the other hand. For the avoidance of doubt, the costs of procuring R&W Insurance Policy (including, but not limited to, costs incurred in respect of premium payments, diligence and other fees, expenses and Taxes related thereto) will be at the sole cost and expense of either the Stock Purchaser or Parent and none of the Company, the Unitholders or the HealthHelp Corp Sellers will have any liability with respect to such costs.

8.4 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Purchaser shall not, and shall cause each of its Subsidiaries and Affiliates (including HealthHelp Corp and the HealthHelp Entities) not to, amend, repeal or otherwise modify the indemnification provisions of any such Person’s certificate of incorporation, bylaws or other similar governing documents as in effect immediately prior to the Closing in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Closing, were directors, officers, managers, employees or holders of equity interests of such Person.

(b) At the Closing, the Company and the Sellers’ Representative shall obtain, maintain and fully pay for irrevocable “tail” insurance policies (the “D&O Tail Policies”) naming all Persons who were directors, managers or officers of HealthHelp Corp and/or the HealthHelp Entities (each, a “D&O Indemnified Person”) on or prior to the Closing as direct beneficiaries with a claims period of at least six (6) years, and such D&O Tail Policies have been provided to Purchaser prior to the date hereof. Purchaser has not, and HealthHelp Corp and the HealthHelp Entities have not, cancelled or changed such insurance policies in any respect.

(c) In the event the Stock Purchaser, Parent, HealthHelp Corp, any HealthHelp Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Stock Purchaser or Parent shall make proper provision so that the successors and assigns of the Stock Purchaser, Parent, HealthHelp Corp or the applicable HealthHelp Entities, as the case may be, shall assume the obligations set forth in this Section 8.4.

(d) The provisions of this Section 8.4 shall survive for a period of six (6) years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(e) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators. The Parties agree that each D&O Indemnified Person (including his or her heirs, executors or administrators or other similar representatives) is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 8.4.

8.5 Post-Closing Record Retention and Access. From and for a period of six (6) years following the Closing Date, Purchaser shall provide, at the Sellers’ Representative’s expense, the Sellers’ Representative and its authorized representatives with reasonable access, during normal business hours, to any books and records and other materials in the possession of HealthHelp Corp, the HealthHelp Entities or any of their Affiliates relating to periods prior to the Closing Date solely in connection with and to the extent necessary for purposes of (a) the preparation of Tax Returns, amended Tax Returns or claims for refund, (b) the preparation of financial statements including for periods ending on or prior to the Closing Date, (c) the management and handling of any Action, whether or not such Action is a matter with respect to which indemnification may be sought hereunder, and (d) compliance with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority or applicable Law; provided, that in each case, such access shall be in a manner that does not interfere with the normal business operations of Purchaser, HealthHelp Corp or the HealthHelp Entities. Unless otherwise consented to in writing by the Sellers’ Representative, Purchaser shall not, and shall cause each of HealthHelp Corp and the HealthHelp Entities not to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of HealthHelp Corp or the HealthHelp Entities, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Sellers’ Representative such books and records and materials or such portions thereof.

8.6 Release. The HealthHelp Corp Sellers, for themselves and on behalf of their Related Parties, hereby unconditionally remise, release and forever discharge HealthHelp Corp, the HealthHelp Entities and each of their respective individual, joint or mutual, past, present and future officers, directors, managers, employees, agents, attorneys, Affiliates, partners, members, stockholders, controlling persons, parent corporations, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all manner of Actions, causes of action, suits, claims, counterclaims, demands, proceedings, orders, obligations, Contracts, promises, covenants, defenses and Liabilities whatsoever arising in their capacity as an owner, member, manager or officer of HealthHelp Corp or either of the HealthHelp Entities (including those arising out of the HealthHelp Corp’s investment in, or the operations of, the HealthHelp Entities), whether known or unknown, suspected or unsuspected, both at law and in equity, which the HealthHelp Corp Sellers or any of their Related Parties now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any claims for contribution against the Company with respect to indemnifiable breaches of this Agreement by the HealthHelp Corp Sellers pursuant to Article 11, but not including claims arising with respect to any breaches of this Agreement or any other agreement entered into in connection herewith by the Stock Purchaser or Parent; provided, that nothing contained herein shall operate to release any rights of any Releasee arising under or in connection with (a) this Agreement or the other Transaction Documents, (b) any rights to indemnification and/or advancement of expenses under (1) the organizational documents of HealthHelp Corp or any HealthHelp Entity, (2) the indemnification Contracts listed on Schedule 3.10(a)(ix), or (3) the D&O Tail Policies or (c) in the case of any Releasee who is an employee or other service provider of HealthHelp Corp or any HealthHelp Entity: (i) any rights with respect to current pay period salaries, accrued vacation and accrued bonuses earned prior to the Closing Date in the ordinary course of business and the reimbursement of reasonable business related expenses incurred prior to the Closing Date, in accordance with the expense reimbursement policy of the HealthHelp Entities; or (ii) any rights under any retirement or health and welfare benefit plan of the HealthHelp Entities. The HealthHelp Corp Sellers hereby expressly waive any provision of Law that provides an exception to a general release for claims that the creditor does not know or suspect to exist in their or its favor at the time of executing the release, which if known by them might have materially affected their settlement with the debtor.

8.7 HealthHelp Name. No HealthHelp Corp Seller nor their Affiliates shall adopt or assume the names “HealthHelp Inc.”, “HealthHelp” or any other name, variation, combination or derivative reasonably likely to cause confusion therewith.

8.8 Sellers Non-Competition and Non-Solicitation.

(a) In consideration of payments received by each HealthHelp Corp Seller in connection with the transactions contemplated by this Agreement, during the Restricted Period, except pursuant to a written agreement with either Purchaser, no HealthHelp Corp Seller shall (and each such HealthHelp Corp Seller shall cause its controlled Affiliates in whom such HealthHelp Corp Seller has an equity interest, but specifically excluding the limited partners of any such HealthHelp Corp Seller, not to), directly or indirectly, (i) employ, engage, recruit, (ii) solicit for employment or engagement or (iii) take any other action that is intended to induce or knowingly encourage, or has the direct and intended effect of inducing or encouraging, Farnsworth, any Key Employee, or any Person employed as a Vice President or director of the HealthHelp Entities as of the Effective Time (which, for the avoidance of doubt, shall exclude any individuals who are employed by Affiliates of the Sellers’ Representative), to terminate his or her employment with the Stock Purchaser, Parent or the HealthHelp Entities; provided, that this Section 8.8(a) shall not restrict or prevent general solicitations of employment not targeted at such individuals.

(b) In consideration of payments received by Farnsworth in connection with the transactions contemplated by this Agreement and Farnsworth’s continued employment with the Operating Company, during the Farnsworth Restricted Period, except pursuant to a written agreement with either Purchaser, Farnsworth shall not (and shall cause her Affiliates not to), directly or indirectly:

(i) (A) engage in, manage, operate, join, control or participate in, whether as an employee, agent, consultant, advisor, independent contractor, sole proprietor, principal, partner, member, stockholder, officer, director or otherwise, a Restricted Business, (B) beneficially own any equity or profits interest in any Restricted Business, (C) aid or knowingly assist anyone else in the conduct of any business or organization that, directly or indirectly, engages in a Restricted Business, or (D) request or advise any past or present customer or distributor of or supplier or vendor to the HealthHelp Entities to withdraw, curtail, cancel or not undertake a contractual or business relationship with the HealthHelp Entities, the Stock Purchaser, Parent or its Affiliates; provided, that nothing herein shall preclude Farnsworth from (y) investing in and holding a passive equity interest of less than five percent (5%) of a publicly-traded entity that is engaged in a trade or business substantially similar to or competitive with the Restricted Business or (z) serving on the board of directors (or similar governing body) of, or in an advisory capacity to, any of Cianna Health and/or Vital Decisions;

(ii) solicit the business of any customer of the HealthHelp Entities in a manner that would interfere with the relationship between Purchaser and the HealthHelp Entities, on the one hand, and any such Person, on the other hand (including making any negative or disparaging statements or communications about Purchaser, HealthHelp Corp or the HealthHelp Entities); or

(iii) (A) employ, engage, recruit, (B) solicit for employment or engagement, or (C) take any other action that is intended to induce or knowingly encourage, or has the direct and intended effect of inducing or encouraging, any Person to terminate his or her employment with Purchaser or the HealthHelp Entities; provided, that this Section 8.8(b)(iii) shall not restrict or prevent general solicitations of employment not targeted at such individuals.

(c) The Parties acknowledge the necessity of the protections against competition and solicitation by each of the HealthHelp Corp Sellers and Farnsworth, as applicable, that are contained in this Section 8.8 to protect the legitimate business interests of Purchaser, HealthHelp Corp and the HealthHelp Entities and acknowledge that the nature and scope of such protection has been carefully considered by the Parties. The HealthHelp Corp Sellers and Farnsworth further acknowledge and agree that the provisions and restrictions of the covenants set forth in this Section 8.8 form part of the consideration under this Agreement and are among the inducements for Purchaser entering into and consummating the transactions contemplated hereby for the benefit of the HealthHelp Corp Sellers and Farnsworth. Each of the HealthHelp Corp Sellers and Farnsworth further acknowledges that the restrictions contained in this Agreement are fair, reasonable and necessary to protect the legitimate interests of Purchaser and the HealthHelp Entities and that Purchaser would not have entered into this Agreement in the absence of such restrictions.

(d) In the event of a breach of the covenants contained in this Section 8.8, each of the HealthHelp Corp Sellers and Farnsworth recognize that monetary damages would be inadequate to compensate Purchaser and Purchaser shall be entitled to an injunction restraining such breach, without the requirement to post any bond or surety with respect thereto, with the costs (including reasonable attorneys’ fees) of obtaining such injunction to be borne by the HealthHelp Corp Sellers or Farnsworth, as applicable. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedy available to it for such breach or threatened breach, including making any claim for damages, specific performance or equitable relief.

(e) If any court determines that any provision or covenant contained in this Section 8.8 is an unreasonable restriction upon any of the HealthHelp Corp Sellers or Farnsworth, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

8.9 Other Tax Provisions.

(a) Additional Cooperation on Tax Matters. Purchaser and Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, any Transfer Taxes).

(b) Preparation of Tax Returns. Sellers’ Representative shall prepare and file, or cause to be prepared and filed at the Unitholders’ (excluding HealthHelp Corp) and HealthHelp Corp Sellers’ cost and expense, all income Tax Returns (including IRS Form 1065 and Schedule K-1) of the HealthHelp Entities for all taxable periods ending on or prior to the Closing Date (the “Seller Prepared Returns”). Except as specifically provided herein, including the correction of the item identified on Schedule 3.17(a) within the 2016 Tax Returns of the appropriate HealthHelp Entities, and as otherwise required by applicable Tax Law, Seller Prepared Returns shall be prepared in a manner that is consistent with prior Tax Returns filed by the HealthHelp Entities. For the avoidance of doubt, Purchaser and its Affiliates will cooperate in good faith with Sellers’ Representative in preparing and filing any Seller Prepared Returns, including, without limitation, causing an appropriate officer or representative of a HealthHelp Entity to sign and/or file a Seller Prepared Return. Purchaser shall prepare and file, or cause to be prepared and filed, at the sole cost and expense of Purchaser, all other Tax Returns of HealthHelp Corp and the HealthHelp Entities for Pre-Closing Tax Periods (including any income Tax Returns for a Straddle Period) that are required to be filed after the Closing Date. In addition, Purchaser shall prepare pro forma United States Federal income Tax Return (IRS Form 1120) for HealthHelp Corp for the taxable year that includes the Closing Date as if such taxable year ended on the Closing Date, with such Tax Returns calculating the Taxes of HealthHelp Corp and other items in accordance with the provisions of Section 8.9(g) and this Section 8.9(b) (including, for this purpose, preparing such Pro Forma Returns based on a pro forma Schedule K-1 prepared by the Company with respect to HealthHelp Corp assuming HealthHelp Corp only held the HealthHelp Corp Units through the Closing Date and received allocations of income, expense, profit, loss and credit from the Company through the Closing Date based on an interim closing of the books of the Company in the manner set forth in this Section 8.9(b) and Section 8.9(g) (the “Pro Forma Returns,” and, together with the Tax Returns prepared by Purchaser pursuant to the preceding sentence, the “Purchaser Prepared Returns”). The cost of preparing the Pro Forma Returns shall be paid fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by the HealthHelp Corp Sellers, on the other hand. Except as otherwise required by this Agreement or applicable Tax Law, all Purchaser Prepared Returns shall be prepared in a manner that is consistent with prior Tax Returns of filed by the HealthHelp Entities and HealthHelp Corp. To the extent the taxable year of a HealthHelp Entity that is treated as a partnership for U.S. federal and applicable state and local tax purposes does not end on the Closing Date as a matter of law, the Parties hereto agree that the applicable HealthHelp Entity shall use the interim closing of the books method under Code Section 706 and Treasury Regulations Section 1.706-4, using the “calendar day” convention, effective as of the end of the day of the Closing Date for purposes of determining how such HealthHelp Entity’s income, profit, loss, deduction or any other items allocable to any tax periods that include the Closing Date shall be allocated to the Unitholders, on the one hand, and the Purchaser (or such other Person(s) holding Company Units following the Closing), on the other hand. The Parties agree (i) that the Sellers’ Transaction Expenses and any other expenses incurred by HealthHelp Corp or the HealthHelp Entities, as applicable, with respect to the transactions contemplated by this Agreement will be treated as deductible in a Pre-Closing Tax Period, and all Tax Returns (including Pro Forma Returns) will be prepared pursuant to this Section 8.9(b) consistent with such treatment, (ii) Purchaser shall not, and shall cause HealthHelp Corp not to, elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code on any Tax Return of HealthHelp Corp filed in respect of a taxable period beginning before the Closing Date, (iii) to the maximum extent permitted by Law, any Tax deductions arising from the Sellers’ Transaction Expenses and any other expenses incurred by the HealthHelp Entities with respect to the transactions contemplated by this Agreement allocated by the Company to HealthHelp Corp that are deducted in Pre-Closing Tax Periods pursuant to this Section 8.9(b) shall reduce the HealthHelp Corp Unpaid Taxes (but never to be less than $0) and (iv) for the avoidance of doubt, notwithstanding Company’s representation in Section 3.17(b)(xiv), Purchaser may make a protective Code Section 754 election for the Company for the taxable year that includes the Closing Date. No later than thirty (30) days prior to filing any Purchaser Prepared Return (or, in the case of the Pro Forma Returns, no later than thirty (30) days prior to the filing of the income Tax Returns for HealthHelp Corp for the taxable year that includes the Closing Date), which shall be no later than ninety (90) days following the end of a taxable year with respect to any income Tax Return of a HealthHelp Entity or HealthHelp Corp for a taxable year that includes the Closing Date, Purchaser shall provide to the Sellers’ Representative drafts of each such Purchaser Prepared Return and shall, prior to filing thereof, make any changes reasonably requested by the Sellers’ Representative and otherwise obtain the approval of the Sellers’ Representative to the filing thereof which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the general provisions of this Section 8.9(b), Purchaser shall cause the HealthHelp Entities and HealthHelp Corp to prepare and file all income Tax Returns for each taxable year that includes Closing Date (including, for the avoidance of doubt, the IRS Form 1065 for the Company) no later than one hundred fifty (150) days following the end of such applicable taxable year. If the Sellers’ Representative and Purchaser cannot agree on a Purchaser Prepared Return, all disputed items shall be referred to, and decided by, a “Big Four” accounting firm expert in such Tax matters that is mutually agreed upon by the Parties in a manner consistent with this Agreement.

(c) Audits of Tax Returns. Purchaser shall notify Sellers’ Representative within thirty (30) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes of HealthHelp Corp or the HealthHelp Entities for any Pre-Closing Tax Period (a “Tax Contest”); provided, that no failure or delay of Purchaser in providing such notice shall reduce or otherwise affect the obligations of the Unitholders pursuant to this Agreement, except to the extent that the Unitholders or the HealthHelp Corp Sellers are materially and adversely prejudiced as a result of such failure or delay. Purchaser shall control, or cause HealthHelp Corp or the HealthHelp Entities, as applicable, to control the conduct of any Tax Contest; provided, that if a Tax Contest relates to a Seller Prepared Return or any other Tax Return for a Pre-Closing Tax Period for which items of income, deductions, credits, gains or losses are passed through to the Unitholders under applicable Law or a Tax of HealthHelp Corp or a HealthHelp Entity for which the Purchaser Indemnitees may be indemnified under Article 11, Sellers’ Representative shall have the right to assume control of such Tax Contest at the Unitholders’ (excluding HealthHelp Corp) and HealthHelp Corp Sellers’ cost and expense; provided, further, that (i) Parent or Stock Purchaser, as applicable, at its cost and expense, shall have the right to participate in any such Tax Contest and (ii) if such settlement could materially and adversely affect Parent or Stock Purchaser, as applicable, Sellers’ Representative shall not settle any Tax Contest without Parent’s or Stock Purchaser’s written consent, as applicable, not to be unreasonably withheld, conditioned or delayed. If Sellers’ Representative does not elect to control such Tax Contest, or for any other Tax Contest that relates to a Pre-Closing Tax Period for which the Unitholders may be liable for the Taxes thereunder (including pursuant to Article 11) or any Tax Contest the settlement of which could otherwise adversely affect the Unitholders or the HealthHelp Corp Sellers, in each case that Sellers’ Representative does not otherwise control pursuant to this Agreement, Parent or Stock Purchaser shall control such Tax Contest; provided, that (A) Sellers’ Representative, at the Unitholders’ (excluding HealthHelp Corp) and HealthHelp Corp Sellers’ cost and expense, shall have the right to participate in any such Tax Contest and (B) Parent or Stock Purchaser, as applicable, shall not settle any such Tax Contest without Sellers’ Representative’s written consent, not to be unreasonably withheld, conditioned or delayed. To the extent that this Section 8.9(c) is inconsistent with Section 11.6 as to any Tax matters, this Section 8.9(c) shall control.

(d) Tax Refunds. (i) The HealthHelp Corp Sellers shall be entitled to (A) any refunds received for federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period (including the portion of any Straddle Period included in the Pre-Closing Tax Period) of HealthHelp Corp and (B) without duplication for amounts described in clause (A), any net overpayment or net loss of Taxes shown on any Pro Forma Return that is used to otherwise reduce or offset any Taxes on the actual income Tax Returns of HealthHelp Corp for the taxable year that includes (but does not end on) the Closing Date (each, a “HealthHelp Corp Tax Refund”) and (ii) the HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp) shall be entitled to any refunds received for federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period (including the portion of any Straddle Period included in the Pre-Closing Tax Period) of the HealthHelp Entities ending on or prior to the Closing Date (each, a “HealthHelp Tax Refund”), in each case along with any interest paid by the relevant taxing authority with respect thereto, except to the extent that any such HealthHelp Corp Tax Refund or HealthHelp Tax Refund results from the carryback of Tax attributes from a Post-Closing Tax Period of any Affiliate of Parent or Stock Purchaser, including HealthHelp Corp and the HealthHelp Entities. Any such refunds to which such Persons are entitled that are received by any HealthHelp Entity, HealthHelp Corp or any Affiliate of the foregoing after the Closing Date, whether by offset, credit, receipt of payment or otherwise, shall be caused by Parent or Stock Purchaser, as applicable, to be paid to Sellers’ Representative within fifteen (15) Business Days after receipt thereof (or, in the case of amounts described in clause (i)(B) above, within fifteen (15) Business Days after filing the applicable income Tax Return of HealthHelp Corp for the taxable year that includes (but does not end on) the Closing Date). The Sellers’ Representative shall disburse any such refund (1) in the case of a HealthHelp Corp Tax Refund, to the HealthHelp Corp Sellers pro rata based upon the percentage set forth next to each such HealthHelp Corp Seller’s name on Schedule 2.1 and (2) in the case of a HealthHelp Tax Refund, to the HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp) in accordance with the Distribution Waterfall. Purchaser shall cooperate with the Sellers’ Representative in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, it being understood that (x) Purchaser and HealthHelp Corp will carryback any net operating losses for taxable periods ending on or prior to or including the Closing Date to prior taxable periods as allowable by applicable Tax Law and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns) and (y) upon the request of the Sellers’ Representative, Purchaser and HealthHelp Corp shall cooperate with the Sellers’ Representative in preparing and filing Tax Returns (including amendments of prior Tax Returns and claims for refunds) for any taxable period ending on or prior to or including the Closing Date to claim such refunds.

(e) Post-Closing Tax Actions. None of Parent, Stock Purchaser or any of their respective Affiliates (including on or after the Closing Date, HealthHelp Corp and the HealthHelp Entities) shall (i) file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of HealthHelp Corp or the HealthHelp Entities for Pre-Closing Tax Period, (ii) make or change any Tax election with respect to HealthHelp Corp or the HealthHelp Entities for any Pre-Closing Tax Period, (iii) extend or waive any statute of limitations with respect to Taxes or Tax Returns of HealthHelp Corp or the HealthHelp Entities for a Pre-Closing Tax Period, (iv) make any election under Section 336 or 338 of the Code with respect to the transactions contemplated by this Agreement, (v) file Tax Returns for any HealthHelp Entity or HealthHelp Corp for a Pre-Closing Tax Period in a jurisdiction in which such HealthHelp Entity or HealthHelp Corp has not historically filed Tax Returns, (vi) initiate discussions or examinations with a taxing authority or make any voluntary disclosures with respect to Taxes or Tax Returns of a HealthHelp Entity or HealthHelp Corp for Pre-Closing Tax periods, (vii) change any accounting method or adopt any convention for a HealthHelp Entity or HealthHelp Corp that shifts taxable income form a period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to being) after the Closing Date or (viii) take any action after the Closing on the Closing Date outside the ordinary course of business, in each case, without the prior written consent of the Sellers’ Representative, not to be unreasonably withheld, conditioned or delayed.

(f) No Intermediary Tax Shelter. The Stock Purchaser, Parent and its Affiliates shall not engage in any intermediary transaction tax shelter with respect to HealthHelp Corp.

(g) Apportionment of Taxes. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes or refund for Taxes of HealthHelp Corp or the HealthHelp Entities (i) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which HealthHelp Corp or the HealthHelp Entities hold a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of HealthHelp Corp or the HealthHelp Entities for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period. In the case of clause (i) of the preceding sentence, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(h) Tax Treatment of Escrow Fund. The Parties agree that for federal and applicable state and local income Tax purposes: (i) Parent shall be treated as the owner of the portion of the Escrow Fund allocable to the purchase of Company Units (other than the HealthHelp Corp Units) and Stock Purchaser shall be treated as the owner of the portion of the Escrow Fund allocable to the purchase of the HealthHelp Corp Stock, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Parent and Stock Purchaser, as applicable based on their respective allocable portion of the Escrow Fund, pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) the right of the Unitholders (excluding HealthHelp Corp) and the HealthHelp Corp Sellers to the Escrow Fund shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law, as appropriate, (iii) if and to the extent any amount of the Escrow Fund is actually distributed to the Unitholders (excluding HealthHelp Corp) or the HealthHelp Corp Sellers, interest may be imputed on such amount as required by Section 483 or 1274 of the Code and (iv) in the event any interest and earnings earned thereon paid to the Unitholders (excluding HealthHelp Corp) or the HealthHelp Corp Sellers under this Agreement exceeds the imputed interest, such interest shall be treated as interest or other income and not as purchase price. Clause (iv) of the preceding sentence is intended to ensure that the right of the Unitholders (excluding HealthHelp Corp) and the HealthHelp Corp Sellers to the Escrow Fund and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All Parties hereto shall file all Tax Returns consistently with the foregoing provisions of this Section 8.9(h).

(i) Tax Treatment. For all Tax purposes, the transactions contemplated by this Agreement will be reported in a manner that is consistent with the treatment described in this Section 8.9(i), and no Party hereto (and none of their respective Affiliates) will take any Tax position inconsistent therewith on any Tax Return or otherwise, except as otherwise required by Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state, local or non-U.S. Law. In particular:

(A) The purchase of the HealthHelp Corp Stock by Stock Purchaser from the HealthHelp Corp Sellers shall be treated as a taxable sale of stock governed by Section 1001 of the Code, and shall not result in the taxable year of HealthHelp Corp ending on the Closing Date for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes.

(B) The acquisition of the Company Units (other than HealthHelp Corp Units) by Parent by virtue of the Merger shall be treated as a sale by the Unitholders (other than HealthHelp Corp) and a purchase by Parent of interests in a partnership governed by Sections 741 and 1001 of the Code, and shall not be treated as a termination of the Company for U.S. federal income Tax purposes pursuant to Section 708(b) of the Code.

8.10 Transfer Taxes. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be borne in equal amounts by either the Stock Purchaser or Parent, on the one hand, and the HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp), on the other hand. The Sellers’ Representative and Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

8.11 R&W Insurance Policy. Parent shall not agree or consent to any amendment to the second sentence of Section IX (or any successor provision) of the R&W Insurance Policy, or any other amendment to the R&W Insurance Policy that has the effect of amending or overriding such sentence, in each case without the prior written consent of the Sellers’ Representative.

ARTICLE 9

INTENTIONALLY OMITTED

ARTICLE 10

INTENTIONALLY OMITTED

ARTICLE 11

INDEMNIFICATION

11.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date; provided, that (y) the representations and warranties in Section 3.1 (Organization), Section 3.2 (Power; Authorization of Transactions), Section 3.3 (Capitalization and Subsidiaries), Section 3.24 (Brokerage), Section 4.1 (Organization), Section 4.2 (Authorization of Transactions), Section 4.5 (Brokerage), Section 4.6 (Ownership), Section 5.1 (Organization), Section 5.2 (Authorization of Transactions), Section 5.5 (Brokerage) and Section 5.6 (Capitalization; Prior Activities) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely, and the representations and warranties in Sections Section 3.17 (Tax Matters) and Section 5.7 (Tax Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) governing the subject matter of such provisions, plus sixty (60) days, and (z) the representations and warranties in Section 3.11 (Proprietary Rights), Section 3.16 (Employee Plans) and Section 3.18 (Health Care Matters; HIPAA) shall survive for a period of three (3) years following the Closing Date. All covenants and agreements of the Parties contained herein which require performance following the Closing shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2 Indemnification By the Seller Indemnifying Parties or the HealthHelp Corp Sellers.

(a) Subject to the other terms and conditions of this Article 11, including the Cap and other limitations, conditions and procedures set forth herein, the Seller Indemnifying Parties shall, severally (and not jointly) in accordance with their Pro Rata Shares, indemnify and defend each of the Stock Purchaser, Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against and in respect of, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the HealthHelp Entities contained in Article 3 of this Agreement (as qualified by the Disclosure Schedules);

(ii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the HealthHelp Entities prior to the Closing pursuant to this Agreement;

(iii) the failure of the HealthHelp Entities or HealthHelp Corp to comply with Laws prior to the Closing relating to the unlawful access or use of protected health information by Persons from outside the United States;

(iv) any Taxes of any HealthHelp Entity, as properly determined under relevant Tax Law, for any taxable period (or portion thereof) ending on or before the Closing Date including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 8.9(b) and Section 8.9(g)), including, for the avoidance of doubt, any Taxes of the HealthHelp Entities for Pre-Closing Tax Periods arising out of the matters described in Schedule 3.17; provided, that the foregoing shall exclude any Taxes (A) included in the computation of Indebtedness, as finally determined or (B) that arise solely as result of a material breach of Section 8.9 by Purchaser or any of their Affiliates; or

(v) any Action by any Unitholders (other than HealthHelp Corp) or alleged Unitholder regarding the sufficiency of the Aggregate Closing Consideration or the allocation of the Aggregate Closing Consideration in accordance with the terms of this Agreement is incorrect in any manner.

(b) Subject to the other terms and conditions of this Article 11, including the Cap and other limitations, conditions and procedures set forth herein, the HealthHelp Corp Sellers shall, severally (and not jointly) in accordance with their pro rata ownership of HealthHelp Corp, indemnify and defend each of the Purchaser Indemnitees against, and shall hold each of them harmless from and against and in respect of, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the HealthHelp Corp Sellers or HealthHelp Corp contained in Article 4 or Article 5 of this Agreement (as qualified by the Disclosure Schedules);

(ii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the HealthHelp Corp Sellers pursuant to this Agreement;

(iii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by HealthHelp Corp prior to the Closing pursuant to this Agreement; or

(iv) any Taxes of HealthHelp Corp, as properly determined under relevant Tax Law, for any taxable period (or portion thereof) ending on or before the Closing Date including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 8.9(b) and Section 8.9(g) and consistent with the Pro Forma Returns as finally determined pursuant to Section 8.9(b)), including, for the avoidance of doubt, any Taxes of HealthHelp Corp for Pre-Closing Tax Periods arising out of the matters described on Schedule 5.7; provided, that the foregoing shall exclude any Taxes (A) included in the computation of Indebtedness, as finally determined or (B) that arise solely as result of a material breach of Section 8.9 by Purchaser or any of their Affiliates.

11.3 Indemnification By Purchaser. Subject to the other terms and conditions of this Article 11, Purchaser shall indemnify and defend each of the HealthHelp Corp Sellers, the Unitholders and their Representatives, heirs, executors and administrators (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against and in respect of, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser or Merger Sub contained in this Agreement; or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Purchaser or Merger Sub pursuant to this Agreement.

11.4 Certain Limitations. The indemnification provided for in Section 11.2 and Section 11.3 shall be subject to the following limitations:

(a) The Purchaser Indemnitees shall not claim, nor shall the Seller Indemnified Parties or the HealthHelp Corp Sellers have any obligations to indemnify pursuant to Section 11.2(a)(i) or 11.2(b)(i) in respect of, any Losses resulting from a single event or claim or series of events or claims based on the same or similar facts, in each case which do not exceed $25,000 (the “Per-Claim Threshold”); provided, that once the Per-Claim Threshold has been met with respect to any event or claim or series of events or claims based on the same or similar facts, the full amount of such Losses may be claimed by the Purchaser Indemnitees pursuant to Section 11.2(a)(i) or 11.2(b)(i), as applicable (but subject to all other applicable limitations under this Article 11); provided, further, that the Per-Claim Threshold shall not apply to Losses pursuant to Section 11.2(a)(i) or 11.2(b)(i) with respect to claims arising out of breaches of any Seller Fundamental Representations or any representation or warranty made in or pursuant to Section 3.17 (Tax Matters) and Section 5.7 (Tax Matters); provided, further, that once the aggregate amount of Losses resulting from claims that do not exceed the Per-Claim Threshold equals or exceeds One Hundred Fifty Thousand Dollars ($150,000), the Per-Claim Threshold will not apply to any Losses thereafter.

(b) Neither the Seller Indemnifying Parties nor the HealthHelp Corp Sellers, as applicable, shall have any obligation to indemnify the Purchaser Indemnitees against Losses pursuant to Section 11.2(a)(i) or 11.2(b)(i), respectively, arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement unless and until the aggregate of all such Losses exceeds Six Hundred Seventy-Five Thousand Dollars ($675,000) (the “Threshold”) at which time only Losses in excess of the Threshold may be asserted; provided, that that on the first anniversary of the Closing Date, the Threshold shall be reduced to Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500) (the “Reduced Threshold”), it being understood that in the event that, prior to the first anniversary of the Closing Date, the Purchaser Indemnitees suffer Losses in excess of the Reduced Threshold which, but for the application of the Threshold, would have been indemnifiable pursuant to Section 11.2(a)(i) or 11.2(b)(i), the Reduced Threshold shall not be applied retroactively to such Losses to require indemnification in respect thereof; and provided, further, that neither the Threshold nor the Reduced Threshold shall be applicable to any claim for Losses based upon any inaccuracy in or breach of any Seller Fundamental Representation or any representation or warranty made in or pursuant to Section 3.17 (Tax Matters) and Section 5.7 (Tax Matters); and provided, further, that all Losses for which indemnification is limited by application of the Per-Claim Threshold shall be disregarded when determining whether the Threshold or the Reduced Threshold, as applicable, shall have been met.

(c) Neither the Seller Indemnifying Parties nor the HealthHelp Corp Sellers, as applicable, shall be obligated to indemnify the Purchaser Indemnitees against Losses pursuant to Section 11.2(a)(i) or 11.2(b)(i), respectively, in an aggregate amount that exceeds Six Hundred Seventy-Five Thousand Dollars ($675,000) (the “Cap”), which will represent the sole and exclusive remedy of the Purchaser Indemnitees for any such claims (subject, however, to recourse to the R&W Insurance Policy); provided, that on the first anniversary of the Closing Date, the Cap shall be reduced to Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500) (the “Reduced Cap”), it being understood that in the event that Losses in excess of the Reduced Cap shall have been paid pursuant to Section 11.2(a)(i) or 11.2(b)(i) prior to the first anniversary of the Closing Date, in no event shall the Reduced Cap be applied retroactively to such Losses to require the Purchaser Indemnitees to refund any such amounts in excess of the Reduced Cap; and provided, further, that neither the Cap nor the Reduced Cap shall be applicable to any claim for Losses based upon any inaccuracy in or breach of any Seller Fundamental Representation or any representation or warranty made in or pursuant to Section 3.17 (Tax Matters) and Section 5.7 (Tax Matters).

(d) In no event shall:

(i) the Seller Indemnifying Parties, collectively, be obligated to indemnify the Purchaser Indemnitees against Losses in an aggregate amount that exceeds the Aggregate Final Consideration;

(ii) any individual Seller Indemnifying Party be obligated to indemnify the Purchaser Indemnitees for any individual Loss which is indemnifiable under Section 11.2(a) in an amount which exceeds such Seller Indemnifying Party’s Pro Rata Share of such Loss;

(iii) any HealthHelp Corp Seller be obligated to indemnify the Purchaser Indemnitees for any individual Loss which is indemnifiable under Section 11.2(b) in an amount which exceeds such HealthHelp Corp Seller’s pro rata portion of such Loss, as determined based on such HealthHelp Corp Seller’s percentage ownership in HealthHelp Corp as of immediately prior to the Closing; or

(iv) any individual Seller Indemnifying Party be obligated to indemnify the Purchaser Indemnitees for any amounts which exceed, in the aggregate, the portion of the Aggregate Final Consideration received by such Seller Indemnified Party hereunder.

(e) For purposes of this Article 11, any inaccuracy in or breach of any representation or warranty and the amount of any Losses that are the subject matter of a claim for indemnification hereunder shall be determined without regard to any materiality or Material Adverse Effect qualification contained in such representation or warranty; provided, that this Section 11.4(e) shall not apply to (a) the representations and warranties set forth in Section 3.5(a) and Section 3.7 or (b) any reference to a “Material Contract.”

(f) (d) No Seller Indemnifying Party shall be liable for Taxes of the HealthHelp Entities or HealthHelp Corp, as applicable, with respect to the Post-Closing Tax Period; provided, that the foregoing limitation shall not apply with respect to breaches under Sections 3.17(b)(v), 3.17(b)(viii), 3.17(b)(xi), 3.17(b)(xii), 5.7(b)(v), 5.7(b)(viii), 5.7(b)(xi) or 5.7(b)(xii).

(g) No Indemnified Party shall be entitled to recover (i) for the same Loss relating to any matter more than once to prevent duplicative recovery or (ii) for any Loss that was or will be taken into account in the calculation of the Aggregate Final Consideration.

(h) The amount of any Losses subject to indemnification under Section 11.2 shall be calculated net of any Loss Tax Benefit realized by a Purchaser Indemnitee in the year of the Losses giving rise to such indemnification claim or the immediately succeeding one (1) taxable year. For purposes hereof, “Loss Tax Benefit” shall mean the net Tax savings or benefits realized by a Purchaser Indemnitee that is attributable to any deduction, loss, credit, refund or other reduction in Tax resulting from or arising out of such Losses, in each case computed at the highest marginal Tax rates applicable to the Purchaser Indemnitee.

(i) Each Indemnified Party shall take all commercially reasonable steps to mitigate any loss upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise thereto and the Indemnified Party shall provide the Indemnifying Party a reasonable opportunity to cure any breach.

(j) Subject to Section 11.4(k) below, to the extent that any Losses which are indemnifiable by the Seller Indemnifying Parties hereunder may also be recoverable against the R&W Insurance Policy, the Purchaser Indemnitees shall first seek recourse against the R&W Insurance Policy, and shall only seek recourse against the Seller Indemnifying Parties if recovery against the R&W Insurance Policy is denied (it being understood that the indemnification obligations of the Seller Indemnifying Parties shall in any case be subject to the other limitations on indemnification contained herein); provided, that the foregoing shall not be applicable to Losses arising out of any breaches of the Seller Fundamental Representations.

(k) To the extent that any Losses which are indemnifiable by (i) the Seller Indemnifying Parties pursuant to Section 11.2(a)(iv) (collectively, the “Seller Indemnifiable Tax Losses”) or (ii) the HealthHelp Corp Sellers pursuant to Section 11.2(b)(iv) (collectively, the “HealthHelp Corp Indemnifiable Tax Losses”) may also be recoverable against the R&W Insurance Policy (after giving effect to the application of any retention or similar amounts) the Purchaser Indemnitees shall first seek recourse against the R&W Insurance Policy in accordance with Section 11.4(j) in an aggregate amount up to Two Million Four Hundred Thousand Dollars ($2,400,000). In the event that (1) the Purchaser Indemnitees shall have recovered against the R&W Insurance Policy any amounts in respect of Seller Indemnifiable Tax Losses and/or HealthHelp Corp Indemnifiable Tax Losses pursuant to the immediately preceding sentence and (2) at any time thereafter the aggregate amount of all Losses recovered against the R&W Insurance Policy equals Twelve Million Dollars ($12,000,000) (the “Policy Limit”), then the Purchaser Indemnitees shall be entitled to seek recourse against (i) the Seller Indemnifying Parties for Losses in excess of the Policy Limit which, but for the application of the Cap, would be indemnifiable by the Seller Indemnifying Parties pursuant to this Article 11, in an amount not to exceed the actual amount recovered under the R&W Insurance Policy for all Seller Indemnifiable Tax Claims and (ii) the HealthHelp Corp Sellers for Losses in excess of the Policy Limit which, but for the application of the Cap, would be indemnifiable by the Seller Indemnifying Parties pursuant to this Article 11, in an amount not to exceed the actual amount recovered under the R&W Insurance Policy for all HealthHelp Corp Indemnifiable Tax Losses. For the avoidance of doubt, in no event shall the foregoing provisions of this Section 11.4(k) be deemed to modify, in any respect, any of the limitations on indemnification contained in this Article 11, other than the application of the Cap as provided in Section 11.4(c).

11.5 Inter-Party Claims.

(a) Any Person seeking indemnification pursuant to this Article 11 (the “Indemnified Party”) shall promptly notify in writing the other Person(s) from whom such indemnification is sought (the “Indemnifying Party”) of the Indemnified Party’s assertion of such claim for indemnification, describing the basis of such claim, but failure to give such notice promptly shall not adversely affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend the claim or that such notice was not given within the time periods specified in Section 11.1.

11.6 Third Party Claims.

(a) Each Indemnified Party shall promptly notify in writing the Indemnifying Party of the assertion by any third party (i.e., any Person who is not a Purchaser Indemnitee or a Seller Indemnitee) of any claim to which the indemnification set forth in this Article 11 relates (which shall also constitute the notice required by Section 11.5), but failure to give such notice promptly shall not adversely affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend the claim or that such notice was not given within the time periods specified in Section 11.1.

(b) Except as set forth below in this Section 11.6(b), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to undertake the defense of such third-party claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party’s rights to defend such third-party claim under this Section 11.6(b) and, in the absence of gross negligence or willful misconduct on the part of the Indemnified Party, shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim. The election of the Indemnifying Party to undertake the defense of any third-party claim pursuant to this Section 11.6(b) will, without admitting Liability to any third party with respect to such claim, conclusively establish for the purposes of this Agreement that the claims made in such third-party claim are within the scope of, and subject to, indemnification by the Indemnifying Party pursuant to this Article 11. Notwithstanding the foregoing, under no circumstances shall an Indemnifying Party be entitled to undertake the defense of a third-party claim if (i) such claim alleges criminal liability for any Purchaser Indemnitee or involves a Governmental Authority or any claim in respect of Taxes, (ii) such claim involves requests for injunctive or other equitable relief in respect of a Purchaser Indemnitee or its business, or (iii) such claim is one in which the Indemnifying Party is also a party and there exists a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense.

(c) The Indemnified Party shall not settle such claim without the Indemnifying Party’s consent, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, subject to obligations of confidentiality rights of privilege, or other restrictions under Contract or Law, make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense, and any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(d) The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold, condition or delay) before entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding. Notwithstanding the foregoing, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any third-party claim, or consent to the entry of judgment with respect to a third-party claim; provided, that such settlement, compromise, or judgment involves solely the payment of monetary damages by the Indemnifying Party, without admission of any Liability on the part of any Indemnified Party, and includes, as an unconditional term thereof, a full and complete release of the Indemnified Party by the claimant or the plaintiff of all Liability with respect to such claim.

(e) The election by the Indemnifying Party, pursuant to Section 11.6(b), to undertake the defense of a third-party claim shall not preclude the Person against whom such claim has been made also from participating or continuing to participate in such defense.

11.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Gross Purchase Price payable by Parent and/or Stock Purchaser, as applicable, for Tax purposes, unless otherwise required by Law.

11.8 R&W Insurance Policy. Purchaser and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Action against any of the HealthHelp Corp Sellers, Unitholders or the HealthHelp Entities, or any of their Affiliates, or any past, present or future managers, directors, partners, officers, employees, direct or indirect equityholders, agents or other representatives of any of the foregoing, except to the extent such Party committed fraud.

11.9 Right of Set-Off. In Purchaser’s sole and absolute discretion, Purchaser, on behalf of itself and any other Purchaser Indemnitee, may at any time set-off any amounts that have been Finally Determined to be owed to any of them by the Seller Indemnifying Parties pursuant to this Article 11 (but subject in all cases to the limitations contained herein), against any amounts owed by Purchaser or any of its Affiliates to the Seller Indemnified Parties pursuant to Section 2.13. For the avoidance of doubt, in no event shall this Section 11.9 be construed as to allow Purchaser to so offset (with respect to any Loss) any amount in excess of the amount of Losses for which any Seller Indemnified Party would be obligated to indemnify the Purchaser Indemnitees pursuant to this Article 11 (including the limitations contained herein). The exercise of such right of set-off by Purchaser shall not constitute an event of default under any obligation owed by Purchaser or any of its Affiliates to the HealthHelp Corp Sellers. Neither the exercise nor the failure to exercise such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. For purposes of this Section 11.9, “Finally Determined” shall mean the parties have reached a binding agreement in writing or a court of competent jurisdiction shall have entered a final and non-appealable order resolving any dispute.

11.10 Denial of Claims. The HealthHelp Corp Sellers acknowledge and agree that the denial of any claim by any Purchaser Indemnitee under the R&W Insurance Policy shall not be construed as, or used as evidence that, such Purchaser Indemnitee is not entitled to indemnification under this Article 11.

11.11 Other Indemnification and Insurance. Subject to the terms of Section 11.4(j) and Section 11.4(k), amounts in respect of which the Indemnified Party would otherwise be entitled to indemnification shall be offset by any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement) from any third party in respect of such Loss and the aggregate amount of any insurance proceeds actually received (whether in the form of cash or credit) in respect of such Loss, net of any related costs and expenses, including the aggregate cost of pursuing any related insurance claims, including any deductible amount paid by an Indemnifying Party, retroactive premiums and premium increases. In furtherance of the foregoing, in respect of any Losses covered by insurance or for which an indemnity, contribution or other similar right against a third party is available, the Indemnified Party shall use commercially reasonable efforts to seek recovery under such insurance or indemnity, contribution or similar right; provided, that no Indemnified party shall be obligated to litigate or bring any Action to obtain recovery from any insurance policy.

11.12 Exclusive Remedy. The Parties agree that after the Closing, the exclusive remedies of the Purchaser Indemnitees and the Seller Indemnitees for any Losses based upon, arising out of or otherwise in respect of the transactions contemplated by this Agreement are (y) the indemnification obligations of the Parties set forth in this Article 11 (subject to the limitations contained herein) and (z) in the case of the Purchaser Indemnitees, recovery from the R&W Policy, if applicable. To the maximum extent permitted by applicable Law, each of the Stock Purchaser, Parent and Merger Sub, on behalf of themselves and each Purchaser Indemnitee, hereby waives all other rights and remedies with respect to the transactions contemplated by this Agreement, whether under Law or otherwise; provided, however, that nothing contained in this Article 11 shall preclude a party from seeking or obtaining injunctive relief to prevent breaches of the covenants and agreements contained herein which require performance following the Closing. Notwithstanding anything to the contrary herein, the existence of this Article 11 and of the rights and restrictions set forth herein and therein do not limit any legal remedy against any Party hereto to the extent such Party committed actual fraud in connection with the negotiation or consummation of the transactions contemplated by this Agreement or the negotiation, preparation or execution of this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Sellers’ Representative; Waiver of Conflicts; Retention of Privilege.

(a) At the Closing, MTS Health Investors, LLC (and each successor appointed in accordance with Section 12.1(e)) shall be constituted and appointed as the Sellers’ Representative. For purposes of this Agreement and the Transaction Documents, the term “Sellers’ Representative” shall mean the representative, true and lawful agent, proxy and attorney-in-fact of the HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp) for all purposes of this Agreement and the other Transaction Documents, with full power and authority on such Person’s behalf to: (i) consummate the transactions contemplated by this Agreement and the other Transaction Documents, (ii) pay such Person’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement and the other Transaction Documents, (iii) receive, give receipt and disburse any funds received hereunder on behalf of such Person and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) execute and deliver any certificates representing the HealthHelp Corp Stock and/or Company Units, if any, and execute such further instruments as Purchaser shall reasonably request, (v) execute and deliver on behalf of such Person all documents contemplated herein and therein and any amendment or waiver hereto and thereto, (vi) take all other actions to be taken by or on behalf of such Person in connection herewith or therewith, (vii) negotiate, settle, compromise and otherwise handle all disputes under this Agreement or any other Transaction Document, including without limitation, disputes pursuant to Section 2.12 (Determination of Post-Closing Adjustment), (viii) waive or terminate any condition to the obligation of such Person to consummate the transactions contemplated by this Agreement or the other Transaction Documents, (ix) to prepare, review and comment on Tax Returns and participate and/or control any applicable Tax Contests, (x) act with respect to all indemnification matters referred to in this Agreement and any other Transaction Documents, including the right to compromise on behalf of such HealthHelp Corp Seller or the Unitholder any indemnification claim made by or against such HealthHelp Corp Seller or the Unitholder, (xi) give and receive notices on behalf of such Person, and (xii) do or refrain from doing each and every act and exercise any and all rights which such Person is, or the HealthHelp Corp Sellers and/or Unitholders (other than HealthHelp Corp) collectively are, permitted or required to do or exercise under this Agreement or the other Transaction Documents. The HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp), by approving the principal terms of the Merger and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the other Transaction Documents, as fully to all intents and purposes as such HealthHelp Corp Sellers or Unitholders (other than HealthHelp Corp) might or could do in person. Each of the HealthHelp Corp Sellers and Unitholders (other than HealthHelp Corp) agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any such HealthHelp Corp Seller or Unitholder (other than HealthHelp Corp).

(b) All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all the HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp) and no such HealthHelp Corp Seller or Unitholder shall have any right to object, dissent, protest or otherwise contest the same, except in the case of fraud or bad faith by the Sellers’ Representative. The Sellers’ Representative is authorized to act on behalf of the HealthHelp Corp Sellers and Unitholders (other than HealthHelp Corp) notwithstanding any dispute or disagreement among HealthHelp Corp Sellers and Unitholders, and any Person shall be entitled to conclusively and absolutely rely on any and all action taken by the Sellers’ Representative as the acts of the HealthHelp Corp Sellers and Unitholders under this Agreement without liability to, or obligation to inquire of, the HealthHelp Corp Sellers or Unitholders.

(c) Neither the Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any liability to any HealthHelp Corp Seller or Unitholder relating to the performance of its duties hereunder except for actions or omissions by the Sellers’ Representative or such agent constituting fraud or bad faith as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any HealthHelp Corp Seller or Unitholder, except in respect of amounts actually received on behalf of such HealthHelp Corp Seller or Unitholder.

(d) The HealthHelp Corp Sellers and the Unitholders shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder. The HealthHelp Corp Sellers and the Unitholders (other than HealthHelp Corp) shall reimburse the Sellers’ Representative for all costs and expenses incurred, including professional fees, on a pro rata basis, based on the amount each such HealthHelp Corp Seller’s or Unitholder’s (other than HealthHelp Corp) would have borne of such costs and expenses had such costs and expenses been deducted from the Aggregate Final Consideration prior to such Aggregate Final Consideration being distributed pursuant to the Distribution Waterfall.

(e) In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Sellers’ Representative, upon written notice to the Stock Purchaser and Parent, shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and the other Transaction Documents and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative hereunder.

(f) At the Effective Time, Parent shall deliver cash to the Sellers’ Representative in an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations and the obligations of the Seller Indemnifying Parties in connection with this Agreement and the transactions contemplated hereby. The Sellers’ Representative shall disperse to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers the remaining balance of the Sellers’ Representative Expense Fund in accordance with the Distribution Waterfall, as and when determined by the Sellers’ Representative in its sole discretion. Without limiting the foregoing, each Unitholder (other than HealthHelp Corp) and each HealthHelp Corp Seller shall, on a several basis, only to the extent of such Person’s pro rata portion in accordance with the Distribution Waterfall, indemnify and defend the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, damage, cost, liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Sellers’ Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Sellers’ Representative duties under this Agreement. Any expenses or taxable income incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers based on each such Person’s pro rata portion determined in accordance with the Distribution Waterfall. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Sellers’ Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder, the Sellers’ Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers from the Sellers’ Representative Expense Fund to itself no earlier than the date such payments are actually made. The Sellers’ Representative may also from time to time submit invoices to the Unitholders (other than HealthHelp Corp) and the HealthHelp Corp Sellers covering such expenses and liabilities, which shall be paid by such Persons promptly following the receipt thereof on a pro rata basis based on the Distribution Waterfall. Upon the request of any Unitholder (other than HealthHelp Corp) or HealthHelp Corp Seller, the Sellers’ Representative shall provide such Person with an accounting of all expenses and liabilities paid by the Sellers’ Representative in its capacity as such. All amounts deposited to the Sellers’ Representative Expense Fund shall be treated for federal and applicable state and local income Tax purposes as having been paid to the Unitholders or the HealthHelp Corp Sellers, as applicable, at the Closing.

(g) The Sellers’ Representative represents and warrants that it has full corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents applicable to the Sellers’ Representative and to consummate the contemplated transactions. Each of the Transaction Documents to which the Sellers’ Representative is a party constitutes, or will constitute as of the Closing Date, a legal, valid and binding agreement of the Sellers’ Representative enforceable against it in accordance with the terms of each such Transaction Document, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity).

(h) Waiver of Conflicts; Retention of Privilege.

(i) Purchaser, Merger Sub, each HealthHelp Corp Seller and each Unitholder (other than HealthHelp Corp), by its execution and delivery of a Letter of Transmittal, acknowledges that the Company, the Unitholders, the HealthHelp Corp Sellers and the Sellers’ Representative have retained Goodwin Procter LLP (“Goodwin”) to act as their counsel in connection with the transactions contemplated hereby and that Goodwin has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Party or Person has the status of a client of Goodwin for conflict of interest or any other purposes as a result thereof.

(ii) Purchaser, Merger Sub, each HealthHelp Corp Seller and each Unitholder (other than HealthHelp Corp), by its execution and delivery of a Letter of Transmittal, hereby: (x) waives, on behalf of themselves and each of their Affiliates any claim they have or may have that Goodwin has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation; and (y) agrees that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including the Company) and any Unitholder, HealthHelp Corp Seller or the Sellers’ Representative or any of their respective Affiliates, Goodwin may represent any such Person in such dispute even though the interest of any such parties may be directly adverse to Purchaser or any of its Affiliates (including the Company) and even though Goodwin may have represented the Company in a matter substantially related to such dispute.

(iii) Purchaser, Merger Sub, each HealthHelp Corp Seller and each Unitholder (other than HealthHelp Corp), by its execution and delivery of a Letter of Transmittal, for themselves and their respective Affiliates (including, as applicable, the Company), further agree that, as to all pre-Closing communications between or among Goodwin, the Company, any Unitholder, any HealthHelp Corp Seller and/or the Sellers’ Representative that relate in any way to the transactions contemplated herein, the attorney-client privilege and all other rights to any evidentiary privilege belong to the Sellers’ Representative and may be controlled by the Sellers’ Representative and shall not pass to or be claimed by Purchaser or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company or any of their respective Affiliates, on the one hand, and a third Person other than a Party or any third-party beneficiary to this Agreement after the Closing, on the other hand, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Goodwin to such third party.

(iv) The Parties agree that Goodwin is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 12.1.

12.2 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Sellers’ Representative. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.3 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by email or facsimile transmission with confirmation of receipt requested or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses, email addresses or facsimile numbers:

If to any HealthHelp Corp Seller or the Sellers’ Representative (on behalf of itself or the Unitholders), then to:

c/o MTS Health Investors, LLC

623 Fifth Avenue

New York, New York 10022

Facsimile: (212) 887-2100

Email: Moses@mtspartners.com and Buzik@mtspartners.com

Attention: Oliver Moses and Alexander Buzik

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Facsimile: (212) 355-3333

Email: cnugent@goodwinlaw.com and cdwyer@goodwinlaw.com

Attention: Christian C. Nugent and Christopher A. Dwyer

If to the Stock Purchaser, then to:

WNS Global Services (P) Ltd

Gate No 4, Plant 10 / 11 Godrej & Boyce Complex

Pirojshanagar, L.B.S. Marg, Vikhroli (West)

Mumbai, Maharashtra, 400079, India

Email: Arijit.Sen@wns.com

Attention: Arijit Sen

If to Parent, Merger Sub, HealthHelp Corp or the Surviving Company, then to:

WNS North America Inc.

15 Exchange Place,

Jersey City, New Jersey 07302

Email: Yogendra.Goyal@wns.com

Attention: Mr. Yogendra Goyal

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, New York 10022

Facsimile: (212) 521-5450

Email: nrele@reedsmith.com

Attention: Niket Rele

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.3 or by facsimile transmission to the facsimile number as provided in this Section 12.3 or by email transmission to the email address as provided in this Section 12.3, be deemed given on the day so delivered if delivered before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, (ii) if delivered by mail in the manner described above to the address as provided in this Section 12.3, be deemed given on the earlier of the third Business Day following mailing or upon actual receipt, and (iii) if delivered by overnight courier to the address as provided in this Section 12.3, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.3. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

12.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties without the prior written consent of Purchaser and the Sellers’ Representative, any attempted assignment without such prior written consent shall be void; provided, that no consent shall be required in connection with an assignment pursuant to Sections 8.4(c) or 12.1(e).

12.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.6 Construction and Interpretation. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.”

12.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

12.8 No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any third party, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

12.9 Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

12.10 Complete Agreement. This Agreement, together with the schedules and exhibits referred to herein and the other Transaction Documents contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile or electronic delivery (i.e., by email of a PDF signature page), and each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14 Exclusive Jurisdiction and Venue; Service of Process.

(a) Each Party (i) submits to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, as applicable, for any Action arising from or in connection with the interpretation or enforcement of this Agreement, (ii) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or any other agreement contemplated hereby or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Each of the Parties hereby (i) consents to service of process in any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement or any other agreement contemplated hereby or the transactions contemplated herein in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.3, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

12.15 Disclosure Schedules. The information set forth in each section or subsection of the Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement to the extent that such disclosure is reasonably apparent from a reading of such disclosure item to be applicable to such other section or subsection, regardless of whether such section or subsection is qualified by reference to the Disclosure Schedules. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules, are included for informational purposes and do not necessarily include other matters of a similar nature. The inclusion, in and of itself, of any information in the Disclosure Schedules shall not be deemed to be an admission or an acknowledgement or otherwise to imply that such information is material for purposes of the Agreement or outside the ordinary course of business.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above-written.

COMPANY:

HEALTHHELP HOLDINGS, LLC

Name:	Cherrill Farnsworth
Title:	Chief Executive Officer

[Signature Pages - Stock Purchase Agreement and Plan of Merger]

HEALTHHELP CORP:

MTS HEALTHHELP INC.

Name:	Oliver T. Moses
Title:	President

SELLERS’ REPRESENTATIVE:

MTS HEALTH INVESTORS, LLC

Name:	Oliver T. Moses
Title:	Senior Managing Director

[Signature Pages - Stock Purchase Agreement and Plan of Merger]

HEALTHHELP CORP SELLERS:

MTS HEALTH INVESTORS II, L.P.

By: MTS Health Investors II GP, LLC, its general partner

Name:	Oliver T. Moses
Title:	Senior Managing Director

BROOKE PRIVATE EQUITY ADVISORS FUND II, L.P.

By:

Name:
Title:

BROOKE PRIVATE EQUITY ADVISORS FUND II (D), L.P.

By:

Name:
Title:

BPEA LIFE SCIENCES FUND I LIMITED PARTNERSHIP

By:

Name:
Title:

[Signature Pages - Stock Purchase Agreement and Plan of Merger]

CHERRILL FARNSWORTH:

[Signature Pages - Stock Purchase Agreement and Plan of Merger]

STOCK PURCHASER:

WNS GLOBAL SERVICES PRIVATE LIMITED

Name:
Title:

PARENT:

WNS NORTH AMERICA INC.

Name:
Title:

MERGER SUB:

WNS HEALTHCARE NORTH AMERICA LLC

Name:
Title:

[Signature Pages - Stock Purchase Agreement and Plan of Merger]